Exhibit   4.1




                                                               EXECUTION COPY



                                   $55,000,000



                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT


                                      AMONG


                                LITTELFUSE, INC.,

                                  as Borrower,

                            THE LENDERS NAMED HEREIN

                                       and

                       THE FIRST NATIONAL BANK OF CHICAGO,

                                    as Agent



                                   DATED AS OF


                                September 1, 1998







                                                    ARRANGED BY

                                        FIRST CHICAGO CAPITAL MARKETS, INC.

                                                        -1-
                                                 TABLE OF CONTENTS


ARTICLE I

         DEFINITIONS                                                                       1
ARTICLE II

         THE CREDITS                                                                      15
         2.1        Commitment                                                            15
         2.2        Determination of Dollar Amounts; Required Payments; Termination       15
                    ---------------------------------------------------------------
         2.3        Ratable Loans                                                         16
                    -------------
         2.4        Types of Advances                                                     16
         2.5        Commitment and Utilization Fees; Reductions in Aggregate Commitment   16
         2.6        Minimum Amount of Each Advance                                        17
         2.7        Optional Principal Payments                                           17
         2.8        Method of Selecting Types and Interest Periods for New Advances       17
         2.9        Conversion and Continuation of Outstanding Advances                   18
         2.10       Swing Line Advances                                                   19
                    -------------------
         2.11       Method of Borrowing                                                   21
                    -------------------
         2.12       Changes in Interest Rate                                              21
                    ------------------------
         2.13       Rates Applicable After Default                                        22
                    ------------------------------
         2.14       Method of Payment                                                     22
                    -----------------
         2.15       European Economic and Monetary Union                                  23
                    ------------------------------------
                    2.15.1.  Advances After the Euro Implementation Date                  23
                             -------------------------------------------
                    2.15.2  Rounding and Other Consequential Changes                      23
                            ----------------------------------------
         2.16       Noteless Agreement; Evidence of Indebtedness                          23
                    --------------------------------------------
         2.17       Telephonic Notices                                                    24
                    ------------------
         2.18       Interest Payment Dates; Interest and Fee Basis                        24
                    ----------------------------------------------
         2.19       Notification of Advances, Interest Rates, Prepayments and
                    Revolving Credit Commitment Reductions                                25
         2.20       Lending Installations                                                 25
         2.21       Non-Receipt of Funds by the Agent                                     25
         2.22       Market Disruption                                                     25
         2.23       Judgment Currency                                                     26
         2.24       Taxes                                                                 26
         2.25       Agent's Fees                                                          28

         ARTICLE III

         CHANGE IN CIRCUMSTANCES                                                          28
         3.1        Yield Protection                                                      28
         3.2        Changes in Capital Adequacy Regulations                               30
                    ---------------------------------------
         3.3        Availability of Types of Advances                                     30
                    ---------------------------------
         3.4        Funding Indemnification                                               30
                    -----------------------




                                                        -1-
         3.5        Lender Statements; Survival of Indemnity                              31
ARTICLE IV

         CONDITIONS PRECEDENT                                                             31
         4.1        Amendment and Restatement                                             31
         4.2        Each Future Advance                                                   33
         ARTICLE V

         REPRESENTATIONS AND WARRANTIES                                                   33
         ------------------------------
         5.1        Corporate Existence and Standing                                      33
                    --------------------------------
         5.2        Authorization and Validity                                            33
                    --------------------------
         5.3        Compliance with Laws and Contracts                                    34
                    ----------------------------------
         5.4        Governmental Consents                                                 34
                    ---------------------
         5.5        Financial Statements                                                  34
                    --------------------
         5.6        Material Adverse Change                                               35
                    -----------------------
         5.7        Taxes                                                                 35
         5.8        Litigation and Contingent Obligations                                 35
         5.9        Capitalization                                                        35
         5.10       ERISA                                                                 36
         5.11       Defaults                                                              36
         5.12       Federal Reserve Regulations                                           36
         5.13       Investment Company                                                    36
         5.14       Certain Fees                                                          36
                    ------------
         5.15       Solvency                                                              36
                    --------
         5.16       Ownership of Properties                                               37
                    -----------------------
         5.17       Indebtedness                                                          37
                    ------------
         5.18       Employee Controversies                                                37
                    ----------------------
         5.19       Material Agreements                                                   37
                    -------------------
         5.20       Hazardous Materials                                                   37
                    -------------------
         5.21       Year 2000                                                             38
                    ---------
         5.22       Insurance                                                             38
                    ---------
         5.23       Disclosure                                                            38
                    ----------
         5.24       Contracts                                                             39
                    ---------
ARTICLE VI

         COVENANTS                                                                        39
         6.1        Financial Reporting                                                   39
                    -------------------
         6.2        Use of Proceeds                                                       41
                    ---------------
         6.3        Notice of Default                                                     41
                    -----------------
         6.4        Conduct of Business                                                   41
                    -------------------
         6.5        Taxes                                                                 41
                    -----
         6.6        Insurance                                                             41
                    ---------
         6.7        Compliance with Laws                                                  42
                    --------------------
         6.8        Maintenance of Properties                                             42




                                                        -1-
         6.9        Inspection                                                            42
         6.10       Capital Stock and Dividends                                           42
         6.11       Indebtedness                                                          42
                    ------------
         6.12       Merger                                                                43
                    ------
         6.13       Sale of Assets                                                        43
                    --------------
         6.14       Sale and Leaseback                                                    43
                    ------------------
         6.15       Investments and Purchases                                             44
         6.16       Contingent Obligations                                                44
         6.17       Liens                                                                 45
                    -----
         6.18       Capital Expenditures                                                  45
                    --------------------
         6.19       Lease Rentals                                                         46
                    -------------
         6.20       Year 2000                                                             46
                    ---------
         6.21       Letters of Credit                                                     46
                    -----------------
         6.22       Affiliates                                                            46
                    ----------
         6.23       Amendments to Agreements                                              46
                    ------------------------
         6.24       Environmental Matters                                                 46
                    ---------------------
         6.25       Agreements as to Prohibited Acts                                      47
                    --------------------------------
         6.26       Change in Corporate Structure; Fiscal Year                            47
         6.27       Inconsistent Agreements                                               47
         6.28       Financial Covenants.                                                  47
                    6.28.1  Interest Expense Coverage Ratio                               47
                    6.28.2.  Debt Ratio                                                   47
                    6.28.3.  Minimum Net Worth.                                           47
ARTICLE VII

         DEFAULTS                                                                         48
ARTICLE VIII

         ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES                                   50
         8.1        Acceleration                                                          50
         8.2        Amendments                                                            50
         8.3        Preservation of Rights                                                51
ARTICLE IX

         GENERAL PROVISIONS                                                               51
         9.1        Survival of Representations                                           51
         9.2        Governmental Regulation                                               51
         9.3        Taxes                                                                 51
                    -----
         9.4        Headings                                                              51
                    --------
         9.5        Entire Agreement                                                      51
                    ----------------
         9.6        Several Obligations; Benefits of this Agreement                       51
         9.7        Expenses; Indemnification                                             52
         9.8        Numbers of Documents                                                  53
         9.9        Accounting                                                            53




                                                        -1-
         9.10       Severability of Provisions                                            53
         9.11       Nonliability of Lenders                                               53
         9.12       CHOICE OF LAW                                                         54
                    -------------
         9.13       CONSENT TO JURISDICTION                                               54
                    -----------------------
         9.14       WAIVER OF JURY TRIAL                                                  54
                    --------------------
         9.15       Disclosure                                                            54
                    ----------
         9.16       Counterparts                                                          55
                    ------------
                    9.17   Departing Lenders                                              55
ARTICLE X

         THE AGENT                                                                        55
         10.1       Appointment                                                           55
         10.2       Powers                                                                55
         10.3       General Immunity                                                      55
         10.4       No Responsibility for Loans, Recitals, etc.                           56
                    -------------------------------------------
         10.5       Action on Instructions of Lenders                                     56
                    ---------------------------------
         10.6       Employment of Agents and Counsel                                      56
                    --------------------------------
         10.7       Reliance on Documents; Counsel                                        56
                    ------------------------------
         10.8       Agent's Reimbursement and Indemnification                             56
                    -----------------------------------------
         10.9       Rights as a Lender                                                    57
         10.10      Lender Credit Decision                                                57
         10.11      Successor Agent                                                       57
         10.12      Notice of Default                                                     57
         10.13      Delegation to Affiliates                                              58
ARTICLE XI

         SETOFF; RATABLE PAYMENTS                                                         58
         11.1       Setoff                                                                58
         11.2       Ratable Payments                                                      58
ARTICLE XII

         BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS                                59
         12.1       Successors and Assigns                                                59
         12.2       Participations                                                        59
                    12.2.1.  Permitted Participants; Effect                               59
                    12.2.2.  Voting Rights                                                59
                    12.2.3.  Benefit of Setoff                                            60
         12.3       Assignments                                                           60
                    12.3.1.  Permitted Assignments                                        60
                    12.3.2.  Effect; Effective Date                                       60
         12.4       Dissemination of Information                                          60
         12.5       Tax Treatment                                                         61






                                                        -1-
         ARTICLE XIII

         NOTICES                                                                          61
         13.1       Giving Notice                                                         61
         13.2       Change of Address                                                     61



                                                     EXHIBITS

Exhibit A             -    Revolving Credit Note
Exhibit B             -    Swing Line Note
Exhibit C             -    Compliance Certificate
Exhibit D             -    Assignment Agreement

                                                     SCHEDULES

Schedule 1.1        -      Eurocurrency Payment Offices of the Agent
Schedule 1.2        -      Lending Installations
Schedule 5.3        -      Approvals and Consents
Schedule 5.8        -      Litigation and Material Contingent Obligations
Schedule 5.9        -      Capitalization
Schedule 5.10       -      ERISA
Schedule 5.14       -      Brokers' Fees
Schedule 5.16       -      Properties
Schedule 5.17       -      Indebtedness
Schedule 5.20       -      Environmental
Schedule 5.22       -      Insurance
Schedule 6.11       -      1998 Senior Note Terms
Schedule 6.15       -      Investments
Schedule 6.17       -      Liens

                                                        -1-
         SECOND AMENDED AND RESTATED CREDIT AGREEMENT


         This Amended and Restated Credit Agreement, dated as of September 1, 1998, is among LITTELFUSE, INC., a Delaware corporation, as Borrower, the Lenders and THE FIRST NATIONAL BANK OF CHICAGO, individually and as Agent.


                                               W I T N E S S E T H:

         WHEREAS, the Borrower has previously entered into that certain Credit Agreement dated as of August 31, 1993 among the Borrower, the lenders named therein and The First National Bank of Chicago, as Agent (as amended through but not including April 26, 1996, the "Original Credit Agreement"), pursuant to which the lenders thereunder made a term loan and extended a revolving credit facility to the Borrower;

       WHEREAS, the Borrower has previously repaid the term loan to the Lenders;

         WHEREAS, the Borrower has previously entered into that certain Amended and Restated Credit Agreement dated as of April 26, 1996 among the Borrower, the lenders named therein and The First National Bank of Chicago as Agent (as amended through but not including the date hereof, the "Existing Credit Agreement"), pursuant to which the lenders thereunder increased the revolving credit facility to $65,000,000 and made certain other amendments to the Original Credit Agreement; and

                    WHEREAS, the Borrower, the Lenders and the Agent wish to decrease the revolving credit facility to $55,000,000 and make certain other amendments to the Existing Credit Agreement;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements made herein, the Borrower, the Agent and the Lenders hereby agree, subject to the fulfilment of the conditions precedent set forth in Section 4.1, that the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

                                                        -1-
1                                                   ARTICLE DEFINITIONS

         As used in this Agreement:

         "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made on the same Borrowing Date by the Lenders (or, in the case of a Swing Line Advance, by the Swing Line Bank) to the Borrower (a) of the same Type and (b) in the case of Eurocurrency Advances, denominated in the same Agreed Currency and for the same Interest Period, made by the Lenders on the same Borrowing Date.

         "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise, other than solely through such Person's duties as an officer of the controlled Person.

         "Agent"   means  First   Chicago  in  its   capacity   as   contractual
representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

          "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders hereunder.

         "Agreed Currencies" means (a) Dollars, (b) so long as such currencies remain Eligible Currencies, British Pounds Sterling, German Deutsche Marks, Dutch Guilders, French Francs, Swiss Francs, Japanese Yen, and, from and after becoming generally available in the international currency and exchange markets, the Euro and (c) any other Eligible Currency which the Borrower requests the Agent to include as an Agreed Currency hereunder and which is acceptable to all of the Lenders. For the purposes of this definition, each of the specific currencies referred to in clause (b), above, shall mean and be deemed to refer to the lawful currency of the jurisdiction referred to in connection with such currency, e.g., "Swiss Francs" means the lawful currency of Switzerland. The Agent shall promptly notify each Lender of each such request for inclusion of any currency described in the immediately preceding clause (c) as an Agreed Currency and each Lender shall be deemed to have agreed to each such request if its objection thereto has not been received by the Agent within five (5) Business Days from the date of such notification by the Agent to such Lender.

         "Agreement" means this Credit Agreement, as it may be amended, modified or restated and in effect from time to time.

         "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with those used in preparing the financial statements referred to in Section 5.5.

         "Air Regulations" is defined in Section 5.20.

         "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (a) the Corporate Base Rate for such day and (b) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

         "Applicable Commitment Fee Rate" means, at any time, the percentage rate per annum at which commitment fees are accruing on the unused portion of the Aggregate Commitment at such time as set forth in the Pricing Schedule.

         "Applicable Margin" means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

         "Approximate Equivalent Amount" of any currency with respect to any amount of Dollars shall mean the Equivalent Amount of such currency with respect to such amount of Dollars on or as of such date, rounded up to the nearest smallest denomination of such currency as determined by the Agent from time to time.

          "Arranger" means First Chicago Capital Markets, Inc., a Delaware corporation, and its successors.

         "Article" means an article of this Agreement unless another document is specifically referenced.

          "Authorized Officer" means any of the Chief Executive Officer, Chief Financial Officer or Controller of the Borrower, acting singly.

         "Bankruptcy Code" means Title 11, United States Code, sections 1 et seq., as the same may be amended from time to time, and any successor thereto or replacement therefor which may be hereafter enacted.

          "Borrower" means Littelfuse, Inc., a Delaware corporation, and its successors and assigns.

         "Borrowing Date" means a date on which an Advance is made hereunder.

         "Borrowing Notice" is defined in Section 2.8.

         "Business Day" means (a) with respect to any borrowing, payment or rate selection of Eurocurrency Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York, for the conduct of substantially all of their commercial lending activities and on which dealings in Dollars and the other Agreed Currencies are carried on in the London interbank market (and, if the Advances which are the subject of such borrowing, payment or rate selection are denominated in Euro, a day upon which such clearing system as is determined by the Agent to be suitable for clearing or settlement of the Euro is open for business), and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

         "Capital Expenditures" means, without duplication, any expenditures for any purchase or other acquisition for value of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with Agreement Accounting Principles excluding (a) the cost of assets acquired under Capitalized Lease Obligations, (b) expenditures of insurance proceeds to rebuild or replace any asset after a casualty loss, and (c) leasehold improvement expenditures for which the Borrower or a Subsidiary is reimbursed promptly by the lessor.
         "Capitalization" means at any date the sum of (a) the Obligations as of such date, plus (b) all unpaid principal of the 1993 Senior Notes and the 1998 Senior Notes as of such date, plus (c) all unpaid principal of other long-term Indebtedness of the Borrower and its Subsidiaries as of such date, plus (d) the shareholders' equity of the Borrower as of such date, as determined in accordance with Agreement Accounting Principles.

         "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

         "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

         "CERCLA" is defined in Section 6.24.

         "Change" is defined in Section 3.2.

         "Change in Control" means the acquisition by any Person, or two or more Persons acting in concert, in each case other than Trust Company of the West or any Affiliate thereof, including without limitation an acquisition effected by means of any transaction contemplated by Section 6.12 hereof, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Borrower.

         "Closing Date" means August 31, 1993.

         "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

         "Commitment" means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth opposite its signature below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

         "Computation Date" is defined in Section 2.2.

         "Condemnation" is defined in Section 7.8.

         "Consolidated" or "consolidated", when used in connection with any calculation, means a calculation to be determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles.

         "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract or application for a Letter of Credit.

         "Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

         "Conversion/Continuation Notice" is defined in Section 2.9.

         "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes. The Corporate Base Rate is a reference rate and does not necessarily represent the lowest or best rate of interest actually charged to any customer. First Chicago may make commercial loans or other loans at rates of interest at, above or below the Corporate Base Rate.

         "Debt Ratio" means, for any date, the ratio of Indebtedness of the Borrower and its Subsidiaries on a consolidated basis on such date to EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the four fiscal quarters ending on such date.

         "Default" means an event described in Article VII.

         "Departing Lenders" means the Long-Term Credit Bank of Japan, Limited and NationsBank, N.A.

         "Dollar Amount" of any currency at any date shall mean (a) the amount of such currency if such currency is Dollars or (b) the Equivalent Amount of Dollars if such currency is any currency other than Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Agent for such currency on the London market at 11:00 a.m., London time, on or as of the most recent Computation Date provided for in Section 2.2.

               "Dollars" and "$" shall mean the lawful currency of the United States of America.

         "EBITDA" means Net Income plus, to the extent deducted from revenues in determining Net Income, (a) interest expense, (b) expense for taxes paid or accrued, (c) depreciation, (d) amortization and (e) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with Agreement Accounting Principles.

         "Eligible Currency" means any currency other than Dollars (a) that is readily available, (b) that is freely traded, (c) in which deposits are customarily offered to banks in the London interbank market, (d) which is convertible into Dollars in the international interbank market and (e) as to which an Equivalent Amount may be readily calculated. If, after the designation by the Lenders of any currency as an Agreed Currency, (i) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced,
(ii) such currency is, in the determination of the Agent, no longer readily available or freely traded or (iii) in the determination of the Agent, an Equivalent Amount of such currency is not readily calculable, the Agent shall promptly notify the Lenders and the Borrower, and such currency shall no longer be an Agreed Currency until such time as all of the Lenders agree to reinstate such currency as an Agreed Currency and promptly, but in any event within five Business Days of receipt of such notice from the Administrative Agent, the Borrower shall repay all Loans in such affected currency or convert such Loans into Loans in Dollars or another Agreed Currency, subject to the other terms set forth in Article II.

         "Environmental Laws" shall have the meaning set forth in Section 5.20.

         "Equivalent Amount" of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Agent for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

         "Euro"  and/or "EUR" means the euro  referred to in Council  Regulation
(EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.

         "Euro Implementation Date" means the first date (currently expected to be January 1, 1999) on which the Euro becomes the currency of some or all of the member states of the European Union.

         "Eurocurrency" means any Agreed Currency.

         "Eurocurrency Advance" means an Advance which bears interest at the applicable Eurocurrency Rate.

         "Eurocurrency Loan" means a Loan which bears interest at the applicable Eurocurrency Rate.

         "Eurocurrency Payment Office" of the Agent shall mean, for each of the Agreed Currencies, the office, branch, affiliate or correspondent bank of the Agent specified as the "Eurocurrency Payment Office" for such currency in
Schedule 1.1 hereto or such other office, branch, affiliate or correspondent bank of the Agent as it may from time to time specify to the Borrower and each Lender as its Eurocurrency Payment Office.

         "Eurocurrency Rate" means, with respect to a Eurocurrency Advance for the relevant Interest Period, the sum of (a) the quotient of (i) the Eurocurrency Reference Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (b) the Applicable Margin. The Eurocurrency Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

         "Eurocurrency Reference Rate" means, with respect to a Eurocurrency Advance for the relevant Interest Period, the rate determined by the Agent to be the rate at which First Chicago offers to place deposits in the applicable Agreed Currency with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the First Chicago's relevant Eurocurrency Loan and having a maturity equal to such Interest Period.

         "Excluded Taxes" is defined in Section 2.24(a).

          "Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

          "Existing Credit Agreement" is defined in the recitals to this Agreement.

          "Existing Lenders" means those lenders party to the Existing Credit Agreement.

         "Facility Termination Date" means August 31, 2003.

         "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

         "Financial Statements" is defined in Section 5.5.

         "First Chicago" means The First National Bank of Chicago in its individual capacity, and its successors.

         "Floating Rate" means, for any day, a rate of interest per annum equal to the Alternate Base Rate for such day, in each case changing when and as the Alternate Base Rate changes.

         "Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

         "Floating Rate Loan" means a Loan which bears interest at the Floating Rate.

         "Governmental Authority" is defined in Section 2.24(a).

         "Indebtedness" of a Person means such Person's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property, (f) Capitalized Lease Obligations,
(g) Rate Hedging Obligations, (h) Contingent Obligations, (i) obligations for which such Person is obligated pursuant to or in respect of a Letter of Credit, and (j) Off-Balance Sheet Liabilities.

         "Interest Expense Coverage Ratio" means for any applicable computation period, the ratio of EBITDA for such period to the Borrower's and its Subsidiaries' interest expenses on a consolidated basis for such period. For purposes of this definition only "interest expenses" shall mean the aggregate of all interest paid or accrued by the Borrower and its Subsidiaries, including, without limitation, all interest, fees and costs payable with respect to the Obligations, the 1993 Senior Notes and the 1998 Senior Notes (other than fees and costs which may be capitalized as transaction costs in accordance with Agreement Accounting Principles), the interest portion of any Capitalized Lease payments, and any dividends paid or accrued on the Borrower's preferred stock, all as determined in accordance with Agreement Accounting Principles.

         "Interest Period" means, with respect to a Eurocurrency Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

         "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures, bonds, interests in mutual funds or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

         "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.
         "Lending Installation" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent with respect to each Agreed Currency listed on Schedule 1.2 or, with respect to any Lender, on the administrative information sheets provided to the Agent by such Lender in connection herewith or otherwise selected by such Lender or the Agent pursuant to Section 2.20.

         "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

         "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

         "Loan" means, with respect to a Lender or the Swing Line Bank, any loan made by such Lender or the Swing Line Bank pursuant hereto, and "Loans" means with respect to the Lenders and the Swing Line Bank, the aggregate of all Advances.

         "Loan Documents" means this Agreement, the Notes and the other documents and agreements contemplated hereby and executed by the Borrower in favor of the Agent or any Lender.

     "Margin Stock" has the meaning assigned to such term under Regulation U.

         "Material Adverse Effect" means a material adverse effect on (a) the business, Property, condition (financial or otherwise), performance, results of operations or prospects of the Borrower and its Subsidiaries taken as a whole,
(b) the ability of the Borrower or any Subsidiary to perform its obligations under the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

         "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

         "National Currency Unit" means the unit of currency (other than a Euro unit) of each member state of the European Union that participates in the third stage of Economic and Monetary Union.

         "Net Income" means, for any computation period, with respect to the Borrower on a consolidated basis with its Subsidiaries (other than any Subsidiary which is restricted from declaring or paying dividends or otherwise advancing funds to its parent whether by contract or otherwise), cumulative net income earned during such period in accordance with Agreement Accounting Principles.

         "Net Worth"  means at any date the  consolidated  common  stockholders'
equity  of  the  Borrower  and  its  consolidated   Subsidiaries  determined  in
accordance with Agreement Accounting Principles.

         "1993 Senior Note Agreement" means, collectively, those certain Note Purchase Agreements entered into between the Borrower and each purchaser named therein, dated as of August 31, 1993, as the same has been or may be amended, supplemented or modified.

         "1993 Senior Note Documents" means the 1993 Senior Notes, the 1993 Senior Note Agreement and the other documents executed and delivered in connection therewith.

         "1993 Senior Notes" means those certain 6.31% Senior Notes due August 31, 2000, issued by the Borrower pursuant to the 1993 Senior Note Agreement in the aggregate principal amount of $45,000,000.

         "1998 Senior Note Agreement" means, that certain Note Purchase Agreement which may be entered into between the Borrower and each purchaser named therein, as the same may be amended, supplemented or modified after the Restatement Date.

         "1998 Senior Note Documents" means the 1998 Senior Notes, the 1998 Senior Note Agreement and the other documents executed and delivered in connection therewith.

         "1998 Senior Notes" means those certain 6.16% Senior Notes due September 1, 2005 which may be issued by the Borrower pursuant to the 1998 Senior Note Agreement in the aggregate principal amount of $60,000,000.

         "Note" is defined in Section 2.16.

         "Notice of Assignment" is defined in Section 12.3.2.

         "Obligations"  means all unpaid  principal  of and  accrued  and unpaid interest on the Notes, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party hereunder arising under any of the Loan Documents.

         "Off Balance Sheet Liability" of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability under any Sale and Leaseback Transaction which does not create a liability on the balance sheet of such Person, (c) any liability under any financing lease or so-called "synthetic lease" transaction entered into by such Person or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding Operating Leases.

         "Operating Lease" of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

          "Original Credit Agreement" is defined in the recitals to this Agreement.

         "Original Currency" is defined in Section 2.14(b).

         "Participants" is defined in Section 12.2.1.

          "Payment Date" means the last day of each March, June, September and December.

          "PBGC"  means  the  Pension  Benefit  Guaranty  Corporation,   or  any
          successor thereto.

         "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

         "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

          "Pricing Schedule" means the Schedule attached hereto identified as such.

         "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

         "Pro-rata" means, when used with respect to a Lender, and any described aggregate or total amount, an amount equal to such Lender's pro-rata share or portion based on its percentage of the Aggregate Commitment or if the Aggregate Commitment has been terminated, its percentage of the aggregate principal amount of outstanding Advances.

         "Purchase" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, division thereof, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

         "Purchasers" is defined in Section 12.3.1.

         "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

         "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

         "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of such Board of Governors relating to the extension of credit by securities brokers and dealers for the purpose of purchasing or carrying margin stocks applicable to such Persons.

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to such Persons.

         "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by the specified lenders for the purpose of purchasing or carrying margin stocks applicable to such Persons.

         "Rentals" of a Person means the aggregate fixed amounts payable by such Person under any lease of Property, including without limitation Capitalized Leases having an original term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more.

         "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

         "Required Lenders" means Lenders in the aggregate having at least 66-2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66-2/3% of the Equivalent Amount of the aggregate unpaid principal amount of the outstanding Loans.

         "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) of general application which is imposed under Regulation D on Eurocurrency liabilities.

         "Restatement Date" means September 1, 1998.

         "Revolving Credit Advance" means an Advance made by the Lenders to the Borrower pursuant to Section 2.1.

         "Revolving Credit Loan" means, with respect to a Lender, such Lender's pro-rata portion of all Revolving Credit Advances.

         "Risk-Based Capital Guidelines" is defined in Section 3.2.

         "Sale and Leaseback Transaction" means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

         "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

         "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

         "Solvent" means, when used with respect to a Person, that (a) the fair saleable value of the assets of such Person is in excess of the total amount of the present value of its liabilities (including for purposes of this definition all liabilities (including loss reserves as determined by the Borrower), whether or not reflected on a balance sheet prepared in accordance with Agreement Accounting Principles and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), (b) such Person is able to pay its debts or obligations in the ordinary course as they mature and (c) such Person does not have unreasonably small capital to carry out its business as conducted and as proposed to be conducted. "Solvency" shall have a correlative meaning.

         "Subsidiary" of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

         "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (a) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the end of the quarter next preceding the date on which such determination is made, or (b) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries for the 12 month period ending as of the end of the quarter next preceding the date of determination.

         "Swing Line Advance" means a borrowing hereunder consisting of the aggregate amount of the Swing Line Loan(s) made by the Swing Line Bank to the Borrower on the same Borrowing Date pursuant to Section 2.10.

          "Swing Line Bank" means First Chicago and its respective successors and assigns.

         "Swing Line Commitment Amount" means the maximum principal amount of Swing Line Loans which the Swing Line Bank may, in its sole discretion, make pursuant to Section 2.10, as the same may be terminated or permanently reduced from time to time hereunder. The initial Swing Line Commitment Amount shall be $5,000,000. The Swing Line Commitment Amount will automatically and permanently reduce to $0 on the Facility Termination Date.

         "Swing Line Loan" means a Loan made in Dollars by the Swing Line Bank pursuant to Section 2.10.

          "Tax Sharing Agreement" means that certain Tax Indebtedness Sharing Agreement dated as of December 27, 1991 between Littelfuse, Inc. and the other parties listed therein.

         "Taxes" is defined in Section 2.24(a).

         "Transferee" is defined in Section 12.4.

         "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or Eurocurrency Advance.

         "Unfunded Liabilities" means the amount (if any) by which the present value of all accrued (vested and unvested) benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans and valued on a basis consistent with that used to prepare the Borrower's annual audited financial statements.

         "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

         "Unrefunded Swing Line Loans" is defined in Section 2.10(d).

          "U.S. Lender" means a Lender incorporated under the laws of the United States of America or a state thereof.

         "Utilization" means, for any calendar quarter, a percentage equal to the average aggregate principal amount of Loans outstanding during such calendar quarter divided by the Aggregate Commitment as of the end of such calendar quarter.

         "Wholly-Owned Subsidiary" of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

         "Year 2000 Issues" means anticipated costs, problems and uncertainties associated with the inability of certain computer applications to effectively handle data including dates on and after January 1, 2000, as such inability affects the business, operations and financial condition of the Borrower and its Subsidiaries and of the Borrower's and its Subsidiaries' material customers, suppliers and vendors.

         "Year 2000 Program" is defined in Section 5.21.

         The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

1                                                   ARTICLE THE CREDITS

1.1 Commitment . From and including the date hereof to but not including the Facility Termination Date, each Lender severally (and not jointly) agrees, on the terms and conditions set forth in this Agreement, to make pro-rata Revolving Credit Advances to the Borrower in Agreed Currencies from time to time in amounts not to exceed in the aggregate at any one time outstanding the Dollar Amount of its Commitment, less the amount of such Lender's pro-rata share of the outstanding principal amount of all Swing Line Advances (regardless of which Lender made such Swing Line Advances) exclusive of Swing Line Advances being repaid substantially contemporaneously with the making of any such Revolving Credit Advances; provided that all Floating Rate Loans shall be made in Dollars. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Credit Advances at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date. 1.2 1.3 Determination of Dollar Amounts; Required Payments; Termination .
1.4 1.5 (a) The Agent will determine the Dollar Amount of: 1.6 1.7 (i) each Advance as of the date two Business Days prior to the Borrowing Date or, if applicable, date of conversion/continuation of such Advance; and 1.8 (ii) all outstanding Revolving Credit Advances on and as of the last Business Day of each quarter and on any other Business Day elected by the Agent in its discretion or upon instruction by the Required Lenders. 1.9 1.10 Each day upon or as of which the Agent determines Dollar Amounts as described in the preceding clauses (i) and (ii) is herein described as a "Computation Date" with respect to each Revolving Credit Advance for which a Dollar Amount is determined on or as of such day. If at any time the Dollar Amount of the sum of the aggregate principal amount of all outstanding Revolving Credit Advances and Swing Line Advances (calculated, with respect to those Advances denominated in Agreed Currencies other than Dollars, as of the most recent Computation Date with respect to each such Advance) exceeds the Aggregate Commitment, the Borrower shall immediately repay Revolving Credit Advances and Swing Line Advances in an aggregate principal amount sufficient to eliminate any such excess. If at any time the Dollar Amount of the aggregate principal amount of all Revolving Credit Advances denominated in Agreed Currencies other than Dollars (calculated as of the most recent Computation Date) exceeds $10,000,000, the Borrower will immediately repay Revolving Credit Advances so denominated in an aggregate principal amount sufficient to eliminate any such excess. 1.11 1.12 (b) Each Revolving Credit Advance shall mature, and the principal amount thereof and the unpaid accrued interest thereon shall be due and payable along with all other unpaid Obligations, on the Facility Termination Date. 1.13 1.14 Ratable Loans . Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment. 1.15 1.16 Types of Advances . The Advances may be Floating Rate Advances, Eurocurrency Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9; provided that the Dollar Amount of Revolving Credit Advances denominated in Agreed Currencies other than Dollars may not at any time exceed $10,000,000. 1.17 (a) Commitment and Utilization Fees; Reductions in Aggregate Commitment . The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee at a per annum rate equal to the Applicable Commitment Fee Rate on the daily unused portion of such Lender's Commitment (based on the Equivalent Amount of the principal amount of the aggregate Loans (determined, with respect to each Loan, as of the date such Loan was made or, in the case of a Loan which has been continued, upon the date of continuation) from the date hereof to and including the Facility Termination Date, payable in arrears on each Payment Date hereafter and on the Facility Termination Date. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder. For purposes of calculating the commitment fee hereunder, (i) Swing Line Loans shall not constitute usage hereunder and (ii) the principal amount of each Advance made in an Agreed Currency other than Dollars shall be at any time the Dollar Amount of such Advance as determined on the most recent Computation Date with respect to such Advance. (b) (c) The Borrower also agrees to pay to the Agent for the pro-rata account of the Lenders a utilization fee for each calendar quarter that Utilization is greater than 50% from the date hereof to and including the later of the Facility Termination Date and the date all Advances and other Obligations are paid in full. Such utilization fee shall be payable on each Payment Date and on the Facility Termination Date and shall be equal to .05% per annum multiplied by the average aggregate outstanding principal amount of the Advances during such calendar quarter. (d) (e) The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, upon at least two Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal Dollar Amount of the outstanding Revolving Credit Advances. (f) 1.18 Minimum Amount of Each Advance . Each Eurocurrency Advance shall be in the minimum amount having a Dollar Amount of $1,000,000 (and in multiples of $500,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $500,000 (and in multiples of $100,000 if in excess thereof); provided, however, that (a) any Floating Rate Advance may be in the amount of the unused Aggregate Commitment and (b) in no event shall more than six (6) Eurocurrency Advances be permitted to be outstanding at any time. 1.19 1.20 Optional Principal Payments . The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $500,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon one (1) Business Day's prior notice to the Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurocurrency Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $500,000 in excess thereof (or the Approximate Equivalent Amount if denominated in an Agreed Currency other than Dollars), any portion of the outstanding Eurocurrency Advances upon three Business Days' prior notice to the Agent. 1.21 1.22 Method of Selecting Types and Interest Periods for New Advances . The Borrower shall select the Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable to each Advance from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 2:00 p.m. (Chicago time) at least one (1) Business Day before the Borrowing Date of each Floating Rate Advance and not later than 10:00 a.m. (Chicago time) at least three (3) Business Days before the Borrowing Date for each Eurocurrency Advance, specifying: 1.23 (a) the Borrowing Date, which shall be a Business Day, of such Advance;

(a) the aggregate amount of such Advance, which, when added to the Equivalent Amount of all outstanding Revolving Credit Advances and Swing Line Advances, and after giving effect to the repayment of any outstanding Advances out of the proceeds of the requested Advance, shall not exceed the Aggregate Commitment;
(b) (c) the Type of Advance selected; and

(a) in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto.

(a) Conversion and Continuation of Outstanding Advances . Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurocurrency Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each Eurocurrency Advance shall continue as a Eurocurrency Advance until repaid or the end of the then applicable Interest Period therefor, at which time: (b) (i) each such Eurocurrency Advance denominated in Dollars shall be automatically converted into a Floating
                    Rate Advance unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance either continue as a Eurocurrency Advance for the same or another Interest Period or be converted into a Floating Rate Advance; and

(i) Each such Eurocurrency Advance denominated in an Agreed Currency other than Dollars shall automatically continue as a Eurocurrency Advance in the same Agreed Currency with an Interest Period of one month unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.7 or
                    (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period.

Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances denominated in the same or any other Agreed Currency; provided, that any conversion of any Eurocurrency Advance shall be made on, and only on, the last day of the Interest Period applicable thereto.

(a) The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Advance or continuation of a Eurocurrency Advance not later than 2:00 p.m. (Chicago time) at least one (1) Business Day, in the case of a conversion into a Floating Rate Advance, or not later than 10:00 a.m. (Chicago time) three (3) Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance, prior to the date of the requested conversion or continuation, specifying:

     (i) the requested date which shall be a Business Day, of such conversion or continuation;

     (i)  the Agreed Currency; and

     (i) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurocurrency Advance, the duration of the Interest Period applicable thereto.

1.1               Swing Line Advances .
1.2
1.3 (a) On the terms and subject to the conditions and relying upon the representations and warranties herein set forth, the Swing Line Bank may, in its sole discretion, from time to time from and including the date hereof to but excluding the earlier of the Facility Termination Date and the termination of the Commitments, in accordance with the terms hereof, make Swing Line Loans to the Borrower in an aggregate principal amount at any time outstanding not to exceed the least of (i) the amount of the Swing Line Commitment at such time,
(ii)  the  amount  which,  when  added  to the  aggregate  principal  amount  of outstanding Swing Line Loans and the Swing Line Bank's pro-rata share of outstanding Revolving Credit Loans, exceeds the amount of the Swing Line Bank's Commitment, and (iii) an amount equal to (x) the Aggregate Commitment at such time minus (y) the sum of the aggregate principal Dollar Amount of all Revolving Credit Loans and Swing Line Loans outstanding at such time. Each Swing Line Loan shall be made by the Swing Line Bank at the Alternate Base Rate (or such other rate as may be agreed to by the Borrower and the Swing Line Bank) and may not be converted pursuant to Section 2.9 into a Eurocurrency Advance. All Swing Line Loans shall be in a minimum amount of $1,000,000 and in any integral multiple of $500,000 if in excess thereof. In no event shall any Swing Line Loan be made hereunder if the Agent and the Swing Line Bank shall have received written notice from the Required Lenders prior to any such Swing Line Loan that a condition specified in Section 4.1 or 4.2 has not been satisfied and such condition shall not have been subsequently waived in compliance with Section 8.2.
1.4
1.5 (b) The Borrower shall give the Swing Line Bank (with a copy to the Agent) telephonic, written or telecopy notice (in the case of telephonic notice, such notice shall be promptly confirmed in writing or by telecopy) not later than 3:00 p.m., Chicago time, on a day of a proposed Swing Line Advance. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested Borrowing Date (which shall be a Business Day) and the amount of such Swing Line Advance. The Swing Line Bank shall by 4:00 p.m., Chicago time, on the requested Borrowing Date, make the requested Swing Line Loan by crediting the principal amount thereof, in immediately available funds, to the account of the Borrower maintained with the Swing Line Bank unless such Advance shall not occur on such date because any condition precedent herein specified shall not have been met or the Swing Line Bank elects not to make the requested Swing Line Loan. Each Swing Line Loan shall be repaid with accrued interest on the thirteenth Business Day following the Borrowing Date thereof; provided that each Swing Line Loan may on a single occasion be extended as described in Section 2.10(c)(i)(y) below. 1.6 1.7 (c) Notwithstanding the occurrence of any Default or noncompliance with the conditions precedent set forth in Article IV, if (i) any Swing Line Loan shall remain outstanding at 10 a.m. (Chicago time) on the twelfth Business Day following the Borrowing Date thereof and if by such time on such twelfth Business Day the Agent shall have received neither (x) a Borrowing Notice delivered by the Borrower pursuant to Section 2.8 requesting that Revolving Credit Loans be made on the immediately succeeding Business Day in an amount at least equal to the aggregate principal amount of such Swing Line Loan, (y) a written request that such Swing Line Loan be extended for an additional period of thirteen (13) Business Days, which request has been consented to by the Swing Line Bank, nor (z) any other notice satisfactory to the Agent indicating the Borrower's intent to repay all such Swing Line Loans on or before such succeeding Business Day with funds obtained from other sources, or (ii) on any date the Swing Line Bank in its sole discretion shall so request with respect to the outstanding Swing Line Loans, the Agent shall be deemed to have received a Borrowing Notice from the Borrower pursuant to Section 2.8 requesting that an Advance of Revolving Credit Loans at the Floating Rate be made pursuant to
Section 2.1 on such succeeding Business Day in an amount equal to the aggregate amount of such Swing Line Loans, and the procedures set forth in Section 2.11 shall be followed in making such Revolving Credit Loans; provided that the proceeds of such Revolving Credit Loans received by the Agent shall be immediately delivered to the Swing Line Bank and applied to the direct repayment of such Swing Line Loans. Effective on the day such Revolving Credit Loans are made, the portion of the Swing Line Loans so repaid shall no longer be outstanding as Swing Line Loans and shall be outstanding as Revolving Credit Loans of the Lenders bearing interest at a rate determined by reference to the Floating Rate, in accordance with the provisions of this Article II. The Borrower authorizes the Agent and the Swing Line Bank to charge the Borrower's account maintained with the Swing Line Bank (up to the amount available in such account) in order to immediately pay the amount of any Swing Line Loans to the extent amounts received from the Lenders are not sufficient to repay in full such Swing Line Loans. If any portion of any such amount paid (or deemed paid) to the Swing Line Bank should be recovered by or on behalf of the Borrower from the Swing Line Bank in the event of the bankruptcy or reorganization of the Borrower or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 11.2. 1.8 1.9 (d) If, for any reason (including, without limitation, the occurrence of a Default described in Section 7.6 or 7.7 of Article VII), Revolving Credit Loans at the Floating Rate may not be, or are not, made pursuant to paragraph (c) of this
Section 2.10 to repay Swing Line Loans as required by such paragraph and the applicable Swing Line Loan or Swing Line Loans have not otherwise been repaid, effective on the date such Revolving Credit Loans would otherwise have been made, each Lender severally, unconditionally and irrevocably agrees that it shall, without regard to the occurrence of any Default, purchase a participating interest in such Swing Line Loans ("Unrefunded Swing Line Loans") in an amount equal to the amount of Revolving Credit Loans which would otherwise have been made by such Lender pursuant to paragraph (c) of this Section 2.10. Each Lender will immediately transfer to the Agent, in immediately available funds, the amount of its participation, and the proceeds of such participation shall be distributed by the Agent to the Swing Line Bank in such amount as will reduce the amount of the participating interest retained by the Swing Line Bank in its Swing Line Loans to the amount of the Revolving Credit Loans which were to have been made by the Swing Line Bank pursuant to paragraph (c) of this Section 2.10. In the event a Lender fails to make available to the Swing Line Bank the amount of such Lender's participation as provided in this paragraph (d), the Swing Line Bank shall be entitled to recover such amount on demand from such Lender together with interest at the customary rate set by the Swing Line Bank for correction of errors among banks for one Business Day and thereafter at the Alternate Base Rate then in effect. All payments in respect of Unrefunded Swing Line Loans and participations therein shall be made in accordance with Section
2.14. 1.10 1.11 (e) Each Lender's obligation to make Revolving Credit Loans pursuant to paragraph (c) of this Section 2.10 and to purchase participating interests pursuant to paragraph (d) of this Section 2.10 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender or the Borrower may have against the Swing Line Bank, the Borrower or any other Person, as the case may be, for any reason whatsoever;
(ii) the occurrence or continuance of a Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries;
(iv) any breach of this Agreement by the Borrower, any of its Subsidiaries or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. 1.12 1.13 Method of Borrowing . On each Borrowing Date, each Lender shall make available its Loan or Loans, if any, (a) if such Loan is denominated in Dollars, not later than noon, Chicago time, in Federal or other funds immediately available to the Agent, in Chicago, Illinois at its address specified in or pursuant to Article XIII and (b) if such loan is denominated in an Agreed Currency other than Dollars, not later than noon, local time, in the city of the Agent's Eurocurrency Payment Office for such currency, in such funds as may then be customary for the settlement of international transactions in such currency in the city of and at the address of the Agent's Eurocurrency Payment Office for such currency. Unless the Agent determines that any applicable condition specified in Article IV has not been satisfied, the Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address. Notwithstanding the foregoing provisions of this Section 2.11, to the extent that a Loan made by a Lender matures on the Borrowing Date of a requested Loan, such Lender shall apply the proceeds of the Loan it is then making to the repayment of principal of the maturing Loan. 1.14 1.15 Changes in Interest Rate , etc. Each Floating Rate
Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurocurrency Advance into a Floating Rate Advance pursuant to Section 2.9 to but excluding the date it becomes due or is converted into a Eurocurrency Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including), the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurocurrency Advance based upon the Borrower's selections under Section
2.8 and 2.9 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date. 1.16 1.17 Rates Applicable After Default . Notwithstanding anything to the contrary contained in Section
2.8 or 2.9 during the continuance of a Default, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Revolving Credit Advance may be made as, converted into or continued as a Eurocurrency Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that each Eurocurrency Advance, Floating Rate Advance and Swing Line Advance shall bear interest for the remainder of the applicable Interest Period in the case of Eurocurrency Advances) at the rate otherwise applicable plus 3% per annum; provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth above shall be applicable to all Advances without any election or action on the part of the Agent or any Lender. 1.18 1.19 Method of Payment . (a) Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made or, where such currency has converted to the Euro, in the Euro. All payments of the Obligations hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Agent at (except as set forth in the next sentence) the Agent's address specified pursuant to, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall be applied ratably by the Agent among the Lenders. All payments to be made by the Borrower hereunder in any currency other than Dollars shall be made in such currency on the date due in such funds as may then be customary for the settlement of international transactions in such currency for the account of the Agent, at its Eurocurrency Payment Office for such currency and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received, at, (i) with respect to Floating Rate Loans and Eurocurrency Loans denominated in Dollars, its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender and (ii) with respect to Eurocurrency Loans denominated in an Agreed Currency other than Dollars, in the funds received from the Borrower at the address of the Agent's Eurocurrency Payment Office for such currency. The Agent is hereby authorized to charge any account of the Borrower maintained with First Chicago or any of its Affiliates for each payment of principal, interest and fees as it becomes due hereunder. 1.20 1.21 (b) Notwithstanding the foregoing provisions of this Section, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Advance was made (the "Original Currency") no longer exists or the Borrower is not able to make payment to the Agent for the account of the Lenders in such Original Currency, then all payments shall be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower take all risks of the imposition of any such currency control or exchange regulations. For purposes of this Section 2.14(b), the commencement of the third stage of European Economic and Monetary Union and the occurrence of the Euro Implementation Date shall not constitute the imposition of currency control or exchange regulations. 1.22 1.23 European Economic and Monetary Union . 1.24
                  2.15.1. Advances After the Euro Implementation Date . If any Advance made (or to be made) on or after the Euro Implementation Date would, but for the provisions of this Section 2.15.1, be capable of being made in either the Euro or in a National Currency Unit, such Advance shall be made in the Euro.

                  2.15.2 Rounding and Other Consequential Changes . With effect on and from the Euro Implementation Date:

     (a) without prejudice to any method of conversion or rounding prescribed by any legislative measures of the Council of the European Union, each reference in this Agreement to a fixed amount or to fixed amounts in a National Currency Unit to be paid to or by the Agent shall, notwithstanding any other provision of this Agreement, be replaced by a reference to such comparable and convenient fixed amount or fixed amounts in the Euro as the Agent may from time to time specify; and

     (b) the Agent may notify the other parties to this Agreement of any modifications to this Agreement which the Agent (acting reasonably and after consultation with the other parties to this Agreement) determines to be necessary as a result of the commencement of the third stage of European Economic and Monetary Union and the occurrence of the Euro Implementation Date. Notwithstanding any other provision of this Agreement, any modifications of which the Agent so notifies the other parties shall take effect in accordance with the terms of such notification. So far as possible, such modifications shall be such as to put the parties in the same position as if the Euro Implementation Date had not occurred. However, if and to the extent that the Agent determines that it is not possible to put the parties in such position, the Agent may give priority to putting the Agent, the Arranger and the Lenders into such position.

1.1 Noteless Agreement; Evidence of Indebtedness . (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. 1.2 1.3 (b) The Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Agreed Currency and Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof. 1.4 1.5 (c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms. 1.6 1.7 (d) Any Lender may request that its Loans be evidenced by a promissory note (a "Note"). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in the form of Exhibit A or B, as applicable. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above. 1.8 1.9 Telephonic Notices . The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Agreed Currencies and Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error. 1.10 1.11 Interest Payment Dates; Interest and Fee Basis
 . Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurocurrency Advance on a day other than a Payment Date shall be payable on the next Payment Date. Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year; provided, that interest on Eurocurrency Advances denominated in British Pounds Sterling shall be calculated on the basis of a 365-day or 366-day year, as appropriate, for the actual number of days elapsed. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
1.12 1.13 Notification of Advances, Interest Rates, Prepayments and Revolving Credit Commitment Reductions . Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate. 1.14 1.15 Lending Installations . Each Lender may book its Loans at the appropriate Lending Installation listed on Schedule 1.2 hereto or such other Lending Installation designated by such Lender in accordance with the final sentence of this Section 2.20. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written notice to the Agent and the Borrower, in accordance with Article XIII, designate replacement or additional Lending Installations, through which Loans will be made by it and for whose account Loan payments are to be made. 1.16 1.17 Non-Receipt of Funds by the Agent . Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (a) in the case of a Lender, the proceeds of a Loan, or
(b) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan. 1.18 1.19 Market Disruption . Notwithstanding the satisfaction of all conditions referred to in Article II and
Article IV with respect to any Advance in any Agreed Currency other than Dollars, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Agent or the Required Lenders make it impracticable for the Eurocurrency Loans comprising such Advance to be denominated in the Agreed Currency specified by the Borrower, then the Agent shall forthwith give notice thereof to the Borrower and the Lenders, and such Loans shall not be denominated in such Agreed Currency but shall, except as otherwise set forth in Section 2.15.1, be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be, as Floating Rate Loans, unless the Borrower notifies the Agent at least one Business Day before such date that (a) it elects not to borrow on such date or
(b) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the opinion of the Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be. 1.20 1.21 Judgment Currency . If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the "specified currency") into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the specified currency with such other currency at the Agent's main Chicago office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 12.2, such Lender or the Agent, as the case may be, agrees to remit such excess to the Borrower. 1.22
1.23 Taxes . 1.24 1.25 (a) All sums payable by the Borrower whether in respect of principal, interest, fees or otherwise shall be paid without deduction for any present and future taxes, levies, imposts, charges or withholdings imposed by any country, any state or other political subdivision thereof and any entity
exercising  executive,  legislative,   judicial,  regulatory  or  administrative
functions of or pertaining to government (a "Governmental Authority") thereof or therein, any jurisdiction from which any or all such payments are made and any political subdivision or taxing authority thereof or therein, excluding income and franchise taxes (and deductions and withholdings therefor) imposed on the Agent or any Lender (i) by the jurisdiction under the laws of which the Agent (in the case of payments to the Agent) or such Lender is organized or any Governmental Authority or taxing authority thereof or therein, or (ii) by any jurisdiction in which the Agent's (in the case of payments to the Agent) or such Lender's applicable Lending Installations are located or any Governmental
Authority  or  taxing  authority   thereof  or  therein  (such  excluded  taxes,
deductions and withholdings, collectively, "Excluded Taxes"; and all such taxes, levies, imposts, deductions, charges and withholdings (including Excluded Taxes), collectively, "Taxes"), which amounts shall be paid by the Borrower as provided in Section 2.24(b), provided, however, that in no event shall the Borrower have any responsibility for or be required to pay any penalties arising from the gross negligence or willful misconduct of the Agent or Lender seeking compensation. As set forth in the preceding sentence, the Borrower will pay each Lender the amounts necessary such that the net amount of the principal, interest, fees or other sums received and retained by each Lender is not less than the amount payable under this Agreement. 1.26 1.27 (b) If (i) the Borrower or any other Person is required by law to make any deduction or withholding on account of any Tax (other than Excluded Taxes) or other amount from any sum paid or expressed to be payable by the Borrower to any Lender under this Agreement (other than on account of Excluded Taxes); or (ii) any party to this Agreement (or any Person on its behalf) other than the Borrower is required by law to make any deduction or withholding from, or (other than on account of any Excluded
Tax) any payment on or calculated by reference to the amount of, any such sum received or receivable by any Lender under this Agreement: 1.28

     (A) the Borrower shall notify the Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it and such Lender shall promptly notify the Borrower of any such requirement or any change of such requirement as soon as such Lender becomes aware thereof;

     (B) to the extent the Borrower is aware or is so notified by such Lender, the Borrower shall pay any such Tax or other amount before the date on which penalties attached thereto become due and payable, such payment to be made (if the liability to pay is imposed on the Borrower) for its own account or (if that liability is imposed on any other party to this Agreement) on behalf of and in the name of that party;

     (C) the sum payable by the Borrower in respect of which the relevant deduction, withholding or payment is required shall (except, in the case of any such payment, to the extent that the amount thereof is not ascertainable when that sum is paid, provided no amount is actually withheld from such payment) be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, that party receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment) a sum equal to that which it would have received and so retained had no such deduction, withholding or payment been required or made; and

     (D) within thirty (30) days after payment of any sum from which the Borrower is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax or other amount which it is required by this Section 2.24 ------------ to pay, it shall deliver to the Agent all such certified documents and other evidence as to the making of such deduction, withholding or payment as (1) are reasonably satisfactory to other affected parties as proof of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority and (2) are reasonably required by any such party to enable it to claim a tax credit with respect to such deduction, withholding or payment.

                  (c) The Borrower shall not be obligated to make any payments under this Section 2.24 to any Lender which is not a U.S. Lender until such Lender shall have delivered the tax forms required to be delivered by it pursuant to Section 2.24(d).

                  (d) At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender which is not a U.S. Lender agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

1.1 Agent's Fees . The Borrower shall pay to the Agent those fees, in addition to the commitment fees referenced in Section 2.5(a), in the amounts and at the times separately agreed to between the Agent and the Borrower. 1.2

1                                             ARTICLE CHANGE IN CIRCUMSTANCES

1.1 Yield Protection . (a) If, after the Restatement Date, the adoption of or any change in any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith,

     (i) subjects any Lender or any applicable Lending Installation or Eurocurrency Payment Office to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding taxation of the overall net income of any Lender or applicable Lending Installation in respect of its Eurocurrency Advances, or

     (i) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation in respect of its Eurocurrency Advances (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Advances), or

     (i) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurocurrency Advances Loans including, without limitation, any conversion of any Loan denominated in an Agreed Currency other than Euro into a Loan denominated in Euro) or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurocurrency Advances, or requires any Lender or any applicable Lending Installation or Eurocurrency Payment Office to make any payment calculated by reference to the amount of its Eurocurrency Advances held, or interest received by it in respect thereof, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Eurocurrency Advances or Commitment then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or resulting in an amount received which such Lender determines is attributable to making, funding and maintaining its Eurocurrency Advances and its Commitment in respect thereof.

                  (b) In addition to any other amounts payable by the Borrower hereunder, each Lender may require the Borrower to pay, contemporaneously with each payment of interest on Eurocurrency Advances of the Borrower additional interest on the related Eurocurrency Loan of such Lender at the percentage calculated from time to time by such Lender to be the percentage required to fully compensate such Lender for all reserve costs, liabilities, expenses and assessments which have been incurred by such Lender (or its applicable Lending Installation or Eurocurrency Payment Office) pursuant to requirements of applicable law or any applicable governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding the making, funding or maintaining of such Eurocurrency Loan (including, without limitation, any and all liquid asset maintenance requirements of the Bank of England and any reserve requirements of Regulation
D), to the extent that any such amount is not already included in the determination of the Eurocurrency Rate. Any Lender wishing to require payment of such additional interest (i) shall so notify the Borrower and the Agent pursuant to Section 3.5, in which case such additional interest on the Eurocurrency Loans of such Lender shall be payable in the applicable Agreed Currency to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least five (5) Business Days after the giving of such notice and
(ii) shall notify the Borrower at least five (5) Business Days prior to each date on which interest is payable on such Eurocurrency Loans of the amount then due it under this Section 3.1(b); provided, however, that if a Lender fails to give such prior notice, then such additional interest shall be payable five (5) business Days after such notice if given.

1.1 Changes in Capital Adequacy Regulations . If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (a) any change after the Restatement Date in the Risk-Based Capital Guidelines, or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Restatement Date which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (a) the risk-based capital guidelines in effect in the United States on the Restatement Date, including transition rules, and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the Restatement Date. 1.2 1.3 Availability of Types of Advances . If any Lender determines that maintenance of its Eurocurrency Advances at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (a) deposits of a type, currency and maturity appropriate to match fund Eurocurrency Advances are not available to banks in the London interbank market, (b) the interest rate applicable to a Type of Eurocurrency Advance does not accurately or fairly reflect the cost of deposits generally available to banks in the London interbank market, or (c) a fundamental change has occurred in the foreign exchange or interbank markets with respect to the applicable Agreed Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), which change has the effect of making deposits in the applicable Agreed Currency generally not available to banks in the London interbank market, then the Agent shall suspend the availability of the affected Type of Advance and require any Eurocurrency Advances of the affected Type to be repaid. 1.4 1.5 Funding Indemnification . If any payment of a Eurocurrency Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify the Agent and each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurocurrency Advance. 1.6 1.7 Lender Statements; Survival of Indemnity . To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Advances to reduce any liability of the Borrower to such Lender under Sections 2.24(a), 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Sections 2.24(a), 3.1, 3.2 or
3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Advance shall be calculated as though each Lender funded its Eurocurrency Advances through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of the written statement. The obligations of the Borrower under Sections 2.24(a), 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement. 1.8

1                                               ARTICLE CONDITIONS PRECEDENT

1.1 Amendment and Restatement . This Agreement shall not become effective until the Borrower has furnished to the Agent with sufficient copies for the Lenders:

(a) Charter Documents. Copies of the certificate of incorporation of the Borrower, together with all amendments, and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation.

(a) By-Laws and Resolutions. Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party.

(a) Secretary's Certificate. An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(a) Officer's Certificate. A certificate, dated the Restatement Date, signed by an Authorized --------------------- Officer of the Borrower, in form and substance satisfactory to the Required Lenders, to the effect that: (i) on the Restatement Date no Default or Unmatured Default has occurred and is continuing; (ii) no injunction or temporary restraining order which would prohibit the making of the Loans or the consummation of any of the other transactions contemplated by any of the Loan Documents (collectively the "Restatement Transactions"), or other litigation which could ------------------------ reasonably be expected to have a Material Adverse Effect is pending or, to the best of such Person's knowledge, threatened;
     (iii) all orders, consents, approvals, licenses, authorizations, or validations of, or filings, recordings or registrations with, or exemptions by, any governmental or public body or authority, or any subdivision thereof, required to make or consummate the Restatement Transactions have been or, prior to the time required, will have been, obtained, given, filed or taken and are or will be in full force and effect (or the Borrower has obtained effective judicial relief with respect to the application thereof) and that all applicable waiting periods have expired; (iv) the Loan Documents are in full force and effect and no term or condition thereof has been amended, modified or waived after the execution thereof except with the written consent of the Agent; (v) each of the representations and warranties set forth in Article V of this Agreement is true and correct on and as of the --------- date hereof; and (vi) since January 3, 1998, no event or change has occurred that has caused or evidences a Material Adverse Effect.

(a) Legal Opinion. A written opinion of the Borrower's counsel, addressed to the Agent and the Lenders in form and substance acceptable to the Agent and its counsel.

(a) Notes. To the extent required by any Lender, Notes payable to the order of each such Lender ----- duly executed by the Borrower.

(a) Transfer Instructions. Written money transfer instructions addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

(a) Year 2000. Information satisfactory to the Agent and the Required Lenders regarding the Borrower's Year 2000 Program.

(a) Loan Documents. Executed originals of this Agreement and each of the other Loan Documents to be executed on the Restatement Date, which shall be in full force and effect, together with all schedules, exhibits, certificates, instruments, opinions, documents and financial statements required to be delivered pursuant hereto and thereto.

(a) Certain Payments. The Borrower shall have paid to the Agent for the ratable account of the Existing Lenders the full amount of all principal, interest and fees outstanding or accrued and unpaid under the Existing Credit Agreement.

(a)  Departing  Lenders.  The  Departing  Lenders  shall have  consented to this
     Agreement and the reduction to $0 of their respective commitments hereunder, such consent to be in form and substance satisfactory to the Agent.

(a) Fees. Evidence that the Borrower shall have paid all fees due or owing on the Restatement Date pursuant to that certain letter agreement with First Chicago dated as of July 22, 1998.

(a) Other. Such other documents as the Agent or any Lender or its counsel may have reasonably ----- requested.

1.1 Each Future Advance . The Lenders shall not be required to make any Advance unless on the applicable Borrowing Date: 1.2 (a) There exists no Default or Unmatured Default and none would result from such Advance;

(a) The representations and warranties contained in Article V are true and correct as of such Borrowing Date except as to matters occurring after the date hereof and affecting solely the accuracy of Schedule 5.9, 5.10, 5.16,
     5.20 or 5.22;

(a)  A Borrowing Notice shall have been properly submitted; and

(a) All legal matters incident to the making of such Advance shall be satisfactory to the Lenders and their counsel.

         Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Section 4.2 have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit C hereto as a condition to making an Advance.


1                        ARTICLE REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Lenders that, both before and after giving effect to the Restatement Transactions:

1.1 Corporate Existence and Standing . Each of the Borrower and each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation and is duly authorized to conduct its business in each jurisdiction in which its business is conducted or proposed to be conducted.
1.2
1.3 Authorization and Validity . The Borrower has all requisite power and authority (corporate and otherwise) and legal right to execute and deliver each of the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.
1.4
1.5 Compliance with Laws and Contracts . The Borrower and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Neither the execution and delivery by the Borrower of the Loan Documents, the application of the proceeds of the Loans, the consummation of any transaction contemplated in the Loan Documents, nor compliance with the provisions of the Loan Documents will, or at the relevant time did, (a) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any Subsidiary or the Borrower's or any Subsidiary's articles or certificate of incorporation or by-laws, (b) violate the provisions of or require the approval or consent of any party to any indenture, instrument or agreement to which the Borrower or any Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than Liens permitted by the Loan Documents) in, of or on the property of the Borrower or any Subsidiary pursuant to the terms of any such indenture, instrument or agreement, or (c) require any consent of the stockholders of any Person, except for approvals or consents which will be obtained on or before the initial Advance and are disclosed on Schedule 5.3, except for any violation of, or failure to obtain an approval or consent required under, any such indenture, instrument or agreement that could not reasonably be expected to have a Material Adverse Effect. 1.6 1.7 Governmental Consents . No order, consent, approval, qualification, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of, any court, governmental or public body or authority, or any subdivision thereof, any securities exchange or other Person is or at the relevant time was required to authorize, or is or at the relevant time was required in connection with the execution, delivery, consummation or performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents, the application of the proceeds of the Loans or the consummation of any transaction contemplated in the Loan Documents. Neither the Borrower nor any Subsidiary is in default under or in violation of any foreign, federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree or award binding upon or applicable to the Borrower or such Subsidiary, in each case the consequences of which default or violation could reasonably be expected to have a Material Adverse Effect. 1.8 1.9 Financial Statements . The Borrower has heretofore furnished to each of the Lenders (a) the January 3, 1998 audited consolidated financial statements of the Borrower and its Subsidiaries, and (b) the unaudited consolidated financial statements of the Borrower and its Subsidiaries through April 4, 1998 (collectively, the "Financial Statements"). Each of the Financial Statements was prepared in accordance with Agreement Accounting Principles and fairly presents the consolidated financial condition and operations of the Borrower and its Subsidiaries at such dates and the consolidated results of their operations for the respective periods then ended (except, in the case of such unaudited statements, for normal year-end audit adjustments and the absence of footnotes). 1.10 1.11 Material Adverse Change . No material adverse change in the business, Property, condition (financial or otherwise), performance, prospects or results of operations of the Borrower and its Subsidiaries has occurred since January 3, 1998. 1.12 1.13 Taxes . The Borrower and its Subsidiaries have filed or caused to be filed all United States federal and applicable state tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and to which no Lien exists. No United States income tax returns of the Borrower on a consolidated basis have been audited by the Internal Revenue Service. No tax liens have been filed and no claims are being asserted with respect to any such taxes which could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are in accordance with Agreement Accounting Principles. 1.14 1.15 Litigation and Contingent Obligations . There is no litigation, arbitration, proceeding, inquiry or governmental investigation (including, without limitation, by the Federal Trade Commission) pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any Subsidiary or any of their respective properties (a) which could reasonably be expected to have a Material Adverse Effect or to prevent, enjoin or unduly delay the making of the Loans or Advances under this Agreement or (b) as of the date of this Agreement, except as set forth in Schedule 5.8. Neither the Borrower nor any Subsidiary has any material contingent obligations except as set forth on Schedule 5.8. 1.16 1.17 Capitalization . Schedule 5.9 hereto contains an accurate list of all of the existing Subsidiaries as of the date of this Agreement, setting forth their respective jurisdictions of incorporation and the percentage of their capital stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of the Borrower and of each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, and all such shares of each Subsidiary are free and clear of all Liens. Except as set forth on Schedule 5.9, no authorized but unissued or treasury shares of capital stock of the Borrower or any Subsidiary are subject to any option, warrant, right to call or commitment of any kind or character. Except as set forth on Schedule 5.9, neither the Borrower nor any Subsidiary has any outstanding stock or securities convertible into or exchangeable for any shares of its capital stock, or any right issued to any Person (either preemptive or other) to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or other) of, or any calls, commitments or claims of any character relating to any of its capital stock or any stock or securities convertible into or exchangeable for any of its capital stock other than as expressly set forth in the certificate or articles of incorporation of the Borrower or such Subsidiary. Neither the Borrower nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any convertible securities, rights or options of the type described in the preceding sentence except as otherwise set forth on Schedule 5.9. 1.18 1.19 ERISA . Except as set forth on Schedule 5.10 hereto, the Borrower does not maintain any Single Employer Plans. The Borrower has no Unfunded Liabilities with respect to any Single Employer Plans. Neither the Borrower nor any other member of the Controlled Group is a party to any Multiemployer Plan or has incurred, or is reasonably expected to incur, any withdrawal liability to any Multiemployer Plan. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so and no steps have been taken to reorganize or terminate any Plan. 1.20 1.21 Defaults . No Default or Unmatured Default has occurred and is continuing. 1.22 1.23 Federal Reserve Regulations . Neither the Borrower nor any Subsidiary is engaged, directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation T, Regulation U or Regulation X. Neither the making of any Advance hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X. Following the application of the proceeds of any Revolving Loan, less than 25% of the value (as determined by any reasonable method) of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder taken as a whole have been, and will continue to be, represented by Margin Stock. 1.24 1.25 Investment Company . Neither the Borrower nor any Subsidiary is, or after giving effect to any Advance will be, an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended. 1.26 1.27 Certain Fees . Other than as disclosed on Schedule 5.14, no broker's or finder's fee or commission was, is or will be payable by the Borrower or any Subsidiary with respect to any of the transactions contemplated by this Agreement. The Borrower hereby agrees to indemnify the Agent and the Lenders against and agrees that it will hold each of them harmless from any claim, demand or liability for broker's or finder's fees or commissions alleged to have been incurred by the Borrower in connection with any of the transactions contemplated by this Agreement and any expenses (including, without limitation, attorneys' fees and time charges of attorneys for the Agent or any Lender, which attorneys may be employees of the Agent or any Lender) arising in connection with any such claim, demand or liability. No other similar fee or commissions will be payable by the Borrower or any Subsidiary for any other services rendered to the Borrower or any Subsidiary ancillary to any of the transactions contemplated by this Agreement.
1.28 1.29 Solvency . As of the date hereof, after giving effect to the consummation of the Restatement Transactions and the payment of all fees, costs and expenses payable by the Borrower with respect to the Restatement
Transactions,  each  of the  Borrower  and  each  Subsidiary  is  Solvent.  1.30
Ownership of Properties . Except as set forth on Schedule 5.16 hereto, the Borrower and its Subsidiaries have a subsisting leasehold interest in, or good and marketable title, free of all Liens, other than those permitted by Section 6.17, to all of the properties and assets reflected in the Financial Statements as being owned by it, except for assets sold, transferred or otherwise disposed of in the ordinary course of business since the date thereof. Schedule 5.16 hereto contains a true, complete and accurate list of all real property owned or leased by the Borrower and indicates whether such property is owned or leased. To the knowledge of the Borrower, there are no actual, threatened or alleged defaults with respect to any leases of real property under which the Borrower or any Subsidiary is lessee or lessor which could reasonably be expected to have a Material Adverse Effect. The Borrower and its Subsidiaries own or possess rights to use all licenses, patents, patent applications, copyrights, servicemarks, trademarks and trade names necessary to continue to conduct their business as heretofore conducted, and no such license, patent or trademark has been declared invalid, been limited by order of any court or by agreement or is the subject of any infringement, interference or similar proceeding or challenge, except for challenges which could not reasonably be expected to have a Material Adverse Effect. 1.31 1.32 Indebtedness . Attached hereto as Schedule 5.17 is a complete and correct list of all Indebtedness of the Borrower and its Subsidiaries outstanding on the date of this Agreement (other than Indebtedness in a principal amount not exceeding $5,000 for a single item of Indebtedness and $50,000 in the aggregate for all such Indebtedness), showing the aggregate principal amount which was outstanding on such date after giving effect to the making of the Loans and the sale of the 1998 Senior Notes. The Borrower has delivered or caused to be delivered to the Lenders a true and complete copy of each instrument evidencing any Indebtedness listed on Schedule 5.17 and of each document pursuant to which any of such Indebtedness was issued except as set forth on Schedule 5.17. 1.33 1.34 Employee Controversies . There are no strikes, work stoppages or controversies pending or threatened between the Borrower or any Subsidiary and any of its employees, other than employee grievances arising in the ordinary course of business, which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. 1.35 1.36 Material Agreements . Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect. 1.37 1.38 Hazardous Materials . Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations (hereinafter "Environmental Laws") with respect to, or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Neither the Borrower nor any Subsidiary has caused or permitted any toxic or hazardous waste or product to be disposed of, either on or under real property legally or beneficially owned or operated by the Borrower or any Subsidiary, that could reasonably be expected to have a Material Adverse Effect. No such real property has ever been used as a dump site or storage site for any toxic or hazardous waste, substance or product that could reasonably be expected to have a Material Adverse Effect. The failure, if any, of the Borrower or any Subsidiary, in connection with the operation of their business, to obtain or be in compliance with any permit, certificate, license, approval and other authorization, or to file any notification or report relating to chemical substances, air emissions, effluent discharges and storage, treatment, transport and disposal has not had and could not reasonably be expected to have, a Material Adverse Effect. The Borrower and its Subsidiaries have no liabilities with respect to toxic or hazardous waste or product, and no facts or circumstances exist which could give rise to liabilities with respect to toxic or hazardous waste or product, which, in either case, have or could reasonably be expected to have a Material Adverse Effect. Except as disclosed on
Schedule 5.20, the Borrower and its Subsidiaries have no liabilities exceeding $100,000 with respect to toxic or hazardous waste or product and no facts or circumstances exist which could give rise to such liabilities with respect to toxic or hazardous waste product. None of the matters disclosed on Schedule 5.20, have or could reasonably be expected to have a Material Adverse Effect. As of the date hereof, the Borrower and its Subsidiaries have no liabilities exceeding $100,000 with respect to compliance with applicable federal, state and local laws, statutes, codes, rules or regulations relating to the protection of the air and atmosphere, including, without limitation, the Clean Air Act, 42 U.S.C. ss. 7401 et seq., and the Illinois Air Pollution Rules and Regulations, 35 Ill. Admin. Code ss. 201.101 et seq. (collectively, "Air Regulations"), and no facts or circumstances exist which could give rise to such liabilities with respect to compliance with applicable Air Regulations, and the operation and production of the Borrower and its Subsidiaries will not be materially impacted or affected by Borrower's and its Subsidiaries' compliance with applicable Air Regulations. 1.39 1.40 Year 2000 . The Borrower has made a full and complete assessment of the Year 2000 Issues and has a realistic and achievable program for remediating the Year 2000 Issues on a timely basis (the "Year 2000 Program"). Based on such assessment and on the Year 2000 Program the Borrower does not reasonably anticipate that Year 2000 Issues will have a Material Adverse Effect. 1.41 1.42 Insurance . Each of the Borrower and each Subsidiary carries and has in existence insurance which is adequate to protect it. Schedule
5.22 completely and accurately summarizes the property and casualty insurance in existence and carried by the Borrower applicable to its domestic operations and includes the insurer's or insurers' name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles. Schedule 5.22 also includes similar information, and describes any reserves, relating to any self-insurance program covering the domestic operations of the Borrower or any Subsidiary that is in effect. 1.43 1.44 Disclosure . None of the (a) information, exhibits or reports furnished or to be furnished by the Borrower or any Subsidiary to the Agent or to any Lender in connection with the negotiation of the Loan Documents, or (b) representations or warranties of the Borrower or any Subsidiary contained in this Agreement, the other Loan Documents or any other document, certificate or written statement furnished to the Agent or the Lenders by or on behalf of the Borrower or any Subsidiary for use in connection with the transactions contemplated by this Agreement, contained, contains or will contain any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. The pro forma financial information contained in such materials is based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made. There is no fact known to the Borrower (other than matters of a general economic nature) that has had or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated by this Agreement. 1.45 1.46 Contracts . The Borrower has no actual knowledge that any party is in default under any material contract, agreement, franchise, lease, permit, consent, license or commitment applicable thereto. Without limiting the generality of the foregoing, the Borrower has no actual knowledge that any equipment necessary for the continued operation of its businesses (and those of its Subsidiaries) as now conducted, and as proposed to be conducted, is being utilized, operated and maintained other than in conformity in all material respects with the provisions of such contracts, agreements, franchises, leases, permits, consents and licenses applicable thereto.


1                                                    ARTICLE COVENANTS

         During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

1.1 Financial Reporting . The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, consistently applied, and furnish to the Lenders:

(a) As soon as practicable and in any event within 90 days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants, acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (i) any management letter prepared by said accountants, (ii) a certificate of said accountants that, in the course of the examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof, (iii) a letter from said accountants addressed to the Lenders acknowledging that the Lenders are extending credit in primary reliance on such financial statements and authorizing such reliance, and (iv) a certificate describing any changes which would be required to be made to Schedules 5.9, 5.10, 5.16, 5.20 and 5.22 in order ------------- ---- ---- ---- ---- to make such Schedules accurate as of such date.

(a) As soon as practicable and in any event within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

(a) As soon as practicable and in any event within 30 days after the end of each month, for itself and its Subsidiaries, consolidated and consolidating unaudited profit and loss and reconciliation of surplus statements and a statement of cash flows and an unaudited balance sheet of the Borrower and its Subsidiaries as at the end of such monthly period and for the period from the beginning of such fiscal year to the end of such monthly period, setting forth in each case in comparative form consolidated figures for the corresponding period in the preceding fiscal year and to the projections delivered for such fiscal year, all prepared in accordance with Agreement Accounting Principles and in reasonable detail and all certified by the chief financial officer of the Borrower.

(a) As soon as available, but in any event not later than the last Business Day in February of each year, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Borrower and its Subsidiaries for such year.

(a) Together with the financial statements required by clauses (a) and (b) above, a compliance certificate in substantially the form of Exhibit C hereto signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(a) Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

(a) As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

(a) As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(a) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(a) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

(a) Promptly upon the execution thereof, copies of the 1998 Senior Notes and 1998 Senior Note Agreement.

(a) Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

1.1 Use of Proceeds . The Borrower will, and will cause each Subsidiary to, use the proceeds of the Loans to provide funds for repurchases of the Borrower's common stock and common stock warrants, Purchases and Investments in joint ventures and to meet the working capital needs of the Borrower and its Subsidiaries. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances (a) to purchase or carry any Margin Stock or
(b) in connection with any hostile takeover.
1.2
1.3 Notice of Default . The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or other, which could reasonably be expected to have a Material Adverse Effect.
1.4
1.5 Conduct of Business . The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted. 1.6 1.7 Taxes . The Borrower will, and will cause each Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside. 1.8 1.9 Insurance . The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to the Agent or any Lender upon request full information as to the insurance carried. 1.10 1.11 Compliance with Laws . The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, the failure to comply with which could reasonably be expected to have a Material Adverse Effect. 1.12 1.13 Maintenance of Properties . The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times. 1.14 1.15 Inspection . The Borrower will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate. The Borrower will keep or cause to be kept, and cause each Subsidiary to keep or cause to be kept, appropriate records and books of account in which complete entries are to be made reflecting its and their business and financial transactions, such entries to be made in accordance with Agreement Accounting Principles consistently applied. 1.16 1.17 Capital Stock and Dividends . If a Default or an Unmatured Default has occurred and is continuing or would occur after giving effect thereto, the Borrower will not, nor will it permit any Subsidiary to, (a) issue any preferred stock, other capital stock or any debt or equity securities of any kind, or (b) declare or pay any dividends on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that any Subsidiary may declare and pay dividends to the Borrower. 1.18 1.19 Indebtedness . The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except: 1.20
(a) the Loans;

(a) Indebtedness existing on the date hereof and described in Schedule 5.17 hereto; -------------

(a) the 1993 Senior Notes and the 1998 Senior Notes, provided that the 1998 Senior Notes shall be issued substantially on the terms set forth on
     Schedule 6.11 hereto and otherwise on terms and pursuant to documentation satisfactory to the Agent;

(a)  Rate Hedging Obligations related to the Loans;

(a) Letters of Credit with an aggregate face amount not to exceed $8,000,000 at any one time outstanding or a credit facility providing for the issuance thereof;

(a) Rate Hedging Obligations related to foreign currency exchange transactions entered into in the ordinary course of business; and

(a) such additional Indebtedness incurred by the Borrower or any Subsidiary which is either unsecured or secured by liens permitted under Section 6.17(f) as would not cause the Debt Ratio (determined, as to the EBITDA component thereof, as of the end of the previous quarter, but after giving effect to the incurrence of such Indebtedness), to exceed 2.5 to 1.0 as of the date of such incurrence.

1.1 Merger . The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into or sell all or substantially all of its assets to any other Person; provided, that the Borrower or any Subsidiary may enter into any merger or consolidation with or sell all or substantially all of its assets to, a corporation organized under the laws of any state of the United States (the "surviving corporation"), so long as (a) any entity with or into which the Borrower is being merged or consolidated or to which all or substantially all of the Borrower's assets are being sold assumes the obligations of the Borrower under the Loan Documents by written instrument reasonably acceptable in form and substance to the Required Lenders, (b) no Default or Unmatured Default has occurred and is continuing or would occur after giving effect thereto, including without limitation any Default or Unmatured Default under Section 7.14, (c) after giving effect thereto, the Borrower could incur an additional $1 of Indebtedness pursuant to Section 6.11(g), (d) the Borrower has provided the Lenders with pro forma financial statements giving effect thereto which evidence compliance with Section 6.28 hereof, (e) the entity with or into which the Borrower or such Subsidiary is being merged or consolidated or to which all or substantially all of the Borrower's or such Subsidiary's assets are being sold is in substantially the same or a similar type of business as the Borrower or such Subsidiary and (f) such transaction is not a hostile takeover. 1.2 1.3 Sale of Assets . The Borrower will not, nor will it permit any Subsidiary to, lease, sell, transfer or otherwise dispose of its Property, to any other Person except for (a) sales of inventory in the ordinary course of business, and (b) so long as no Default or Event of Default has occurred and is continuing, leases, sales, transfers or other dispositions that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory sold in the ordinary course of business) as permitted by this Section 6.13, (i) in any fiscal year do not constitute more than 5% of the consolidated assets of the Borrower and its Subsidiaries, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the end of the quarter next preceding the date of determination, or (ii) for the period from the Closing Date through the date of determination do not constitute more than 25% of such assets. 1.4 1.5 Sale and Leaseback . The Borrower will not, nor will it permit any Subsidiary to, sell or transfer any of its Property in order to concurrently or subsequently lease as lessee such or similar Property. 1.6 1.7 Investments and Purchases . The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including, without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or create any Subsidiary or become or remain a partner in any partnership or joint venture, or make any Purchases of any Person, except: 1.8 (a) Short-term obligations of, or fully guaranteed by, the United States of America;

(a) Commercial paper rated A-l or better by Standard and Poor's Rating Services, a division of the McGraw Hill Companies, or P-l or better by Moody's Investors Service, Inc.;

(a)  Demand deposit accounts maintained in the ordinary course of business;

(a)  Negotiable  certificates  of  deposit  issued  by and  time  deposits  with
     domestic   commercial  banks  having  capital  and  surplus  in  excess  of
     $250,000,000;

(a) Municipal bonds rated BBB or better by Standard and Poor's Rating Services, a division of the McGraw Hill Companies;

(a) Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 6.15 hereto;

(a) Purchases by the Borrower or any Subsidiary, so long as (i) no Default or Unmatured Default has occurred and is continuing or would occur after giving effect thereto, (ii) after giving effect thereto, the Borrower could incur an additional $1 of Indebtedness pursuant to Section 6.11(g), --------------- (iii) the Borrower has provided the Lenders with pro forma financial statements giving effect thereto which evidence compliance with
     Section 6.28 hereof, (iv) the entity being acquired is ------------ in substantially the same or a similar type of business as the Borrower and
     (v) such transaction is not a hostile takeover; and

(a) So long as no Default or Unmatured Default has occurred and is continuing, other Investments (including without limitation the creation of and the making of Investments in newly-formed Subsidiaries) which do not exceed, in the aggregate at one time outstanding, fifteen percent (15%) of the aggregate Capitalization of the Borrower and its Subsidiaries; provided, that the -------- Borrower shall not be required to dispose of any Investment due to (i) a decrease in Capitalization following the date on which such Investment was made or (ii) the occurrence of a Default or an Unmatured Default.

1.1 Contingent Obligations . The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except by endorsement of instruments for deposit or collection in the ordinary course of business. 1.2 1.3 Liens . The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except: 1.4 (a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books;

(a) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(a) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(a) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries;

(a) Liens existing on the date hereof and described in Schedule 6.17 hereto; and -------------

(a) Purchase money Liens in connection with the acquisition of assets intended to be used in the ordinary course of business; provided, that (i) such Liens attached only to the tangible -------- Property (including improvements to previously owned Property) so purchased or leased, (ii) the Indebtedness secured by any such Lien does not exceed eighty percent (80%) of the purchase price of the Property or improvements, as applicable, and
     (iii) the aggregate Indebtedness securing all such Liens at any one time outstanding does not exceed five percent (5%) of the aggregate Capitalization of the Borrower and its Subsidiaries.

1.1 Capital Expenditures . If a Default or an Unmatured Default has occurred and is continuing, the Borrower will not, nor will it permit any Subsidiary to, expend, or be committed to expend for Capital Expenditures (including, without limitation, for the acquisition of fixed assets) during any fiscal year in excess of the amount of Capital Expenditures estimated to be expended in such fiscal year by the Borrower in the projections delivered to the Lenders pursuant to Section 6.1(d).

1.1 Lease Rentals . The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist obligations for Rentals in excess of $5,000,000 during any one fiscal year on a non-cumulative basis in the aggregate for the Borrower and its Subsidiaries.

1.1 Year 2000 . The Borrower will take and will cause each of its Subsidiaries to take all such actions as are reasonably necessary to successfully implement the Year 2000 Program and to assure that Year 2000 Issues will not have a Material Adverse Effect. At the request of the Agent or any Lender, the Borrower will provide a description of the Year 2000 Program, together with any updates or progress reports with respect thereto. 1.2 1.3 Letters of Credit . The Borrower will not, nor will it permit any Subsidiary to, apply for or become liable upon any Letter of Credit except as permitted under Section 6.11(e).

1.1 Affiliates . The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction. 1.2 1.3 Amendments to Agreements . The Borrower will not, and will not permit any Subsidiary to, (a) amend, waive, modify or terminate the terms and conditions governing any preferred stock, (b) permit any amendment, waiver or modification of the Tax Sharing Agreement which is materially adverse to the interests of the Lenders or terminate the Tax Sharing Agreement or (c) if a Default or an Unmatured Default has occurred and is continuing, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire any Senior Note or redeem or retire any preferred stock. 1.4 (a) Environmental Matters . If the Borrower or any Subsidiary receives notice of any of the following: (i) the issuance of a complaint, notice or citation alleging a violation of any Environmental Law or regulation by the Borrower or any Subsidiary; (ii) the issuance of an administrative or judicial complaint or order against the Borrower or any Subsidiary seeking or requiring that action be taken to respond to or clean up a "release" of "hazardous substances" (as those terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601 et seq. ("CERCLA")) into the environment; or (iii) a notice alleging that the Borrower or any Subsidiary may be liable or responsible for costs associated with a response to or cleanup of a "release" of "hazardous substances" (as those terms are defined in CERCLA), and if, based upon information reasonably available at the time of receipt, the Borrower or any Subsidiary expects that any such complaint, notice, citation or order is reasonably likely to result in the payment of fines, penalties, compliance costs, clean-up costs or other associated costs by the Borrower or any Subsidiary in excess of an aggregate of $100,000, then the Borrower shall provide the Agent with a copy of such notice within thirty days of receipt thereof by the Borrower or such Subsidiary. In addition, if at any time subsequent to any such notice, any information subsequently becomes available to the Borrower or any Subsidiary which leads the Borrower to expect that any such complaint, notice, or citation is reasonably likely to result in the payment of fines, penalties, compliance costs, clean-up costs or other associated costs by the Borrower or any Subsidiary in excess of an aggregate of $100,000, then the Borrower shall provide the Agent with a copy of such notice and a summary of such information within ten days after receipt of such information by the Borrower or any Subsidiary. (b) (c) Within ten days of the Borrower or any Subsidiary having learned of the proposal, enactment or promulgation of any federal, state or local environmental law or regulation which could reasonably be expected to have a Material Adverse Effect, the Borrower shall provide the Agent with written notice thereof.

1.1 Agreements as to Prohibited Acts . Neither the Borrower nor any subsidiary shall agree or in any manner commit itself to take or fail to take any action which, if taken or not taken, as applicable, would constitute a breach of this Agreement. 1.2 1.3 Change in Corporate Structure; Fiscal Year . The Borrower shall not, nor shall it permit any Subsidiary to, (a) permit any amendment or modification to be made to its certificate or articles of incorporation or by-laws which is materially adverse to the interests of the Lenders (provided that the Borrower shall notify the Agent of any other amendment or modification thereto as soon as practicable thereafter) or (b) change its fiscal year to end on any date other than December 31 of each year. 1.4 1.5 Inconsistent Agreements
 . The Borrower shall not, nor shall it permit any Subsidiary to, enter into any indenture, agreement, instrument or other arrangement which (a) directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence of the Obligations, the granting of Liens pursuant to the Loan Documents, the amending of the Loan Documents or the ability of any Subsidiary to declare or pay dividends or otherwise advance funds to its parent or (b) contains any provision which would be violated or breached by the making of Advances or by the performance by the Borrower of any of its obligations under any Loan Document. 1.6 1.7 Financial Covenants. 1.8
                  6.28.1 Interest Expense Coverage Ratio . As of the end of each of its fiscal quarters, the Borrower will cause the Interest Expense Coverage Ratio for the then most-recently ended four fiscal quarters to be not less than 4.0 to 1.0.

                  6.28.2. Debt Ratio . As of the end of each of its fiscal quarters, the Borrower will cause the Debt Ratio to be not more than
         2.5 to 1.0.

                  6.28.3. Minimum Net Worth. The Borrower will at all times maintain Net Worth of not less than (a) $70,000,000 through January 1, 2000, (b) $75,000,000 through December 30, 2000, (c) $80,000,000 through December 29, 2001, (d) $85,000,000 through December 28, 2002 and (e) $90,000,000 through January 3, 2004.


1                                                     ARTICLE DEFAULTS

         The occurrence of any one or more of the following events shall constitute a Default:

1.1 Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made.

1.1 Nonpayment of (a) principal of any Note when due, or (b) interest upon any Note or any commitment fee or other fee or obligations under any of the Loan Documents within five (5) days after the same becomes due. 1.2 1.3 The breach by the Borrower of any of the terms or provisions of Sections 6.2 or 6.10 through
6.28. 1.4 1.5 The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within five (5) days after written notice from the Agent or any Lender. 1.6 1.7 The default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement or agreements under which any Indebtedness aggregating in excess of $2,000,000 was created or is governed, or the occurrence of any other event or the existence of any other condition, the effect of any of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall become unable, not pay, or admit in writing its inability to pay, its debts generally as they become due. 1.8 1.9 The Borrower or any of its Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate action to authorize or effect any of the foregoing actions set forth in this
Section 7.6, or (f) fail to contest in good faith any appointment or proceeding described in Section 7.7. 1.10 1.11 Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(d) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty (30) consecutive days.
1.12 1.13 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion. 1.14 1.15 The Borrower or any of its Subsidiaries shall fail within thirty days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $500,000 (or multiple judgments or orders for the payment of an aggregate amount in excess of $2,000,000), which is not stayed on appeal or otherwise being appropriately contested in good faith. 1.16 1.17 Any Unfunded Liabilities in excess of $3,000,000 under any Single Employer Plan shall exist or any Reportable Event shall occur in connection with any Plan. 1.18 1.19 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan. 1.20 1.21 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated has been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by any amount. 1.22
1.23 The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the discovery of any toxic or hazardous waste or substance on the leased or owned property of the Borrower or any of its Subsidiaries, the release by the Borrower or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state or local environmental, health or safety law or regulation, which, in either case, could reasonably be expected to have a Material Adverse Effect. 1.24 1.25 Any Change in Control shall occur. 1.26

1     ARTICLE     ACCELERATION,     WAIVERS,     AMENDMENTS     AND     REMEDIES
----------------------------------------------

1.1 Acceleration . If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

         Within ten (10) Business Days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, if the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

1.1 Amendments . Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

1.2 (a) Extend the final maturity of any Loan or Note or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon;

(a)  Reduce the percentage specified in the definition of Required Lenders;

(a) Reduce the amount or extend the payment date for the mandatory payments required under Section 2.2, or increase the amount of the Revolving Credit Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement;

(a)  Extend the Facility Termination Date;

(a)  Amend this Section 8.2 or any of Sections 3.1, 3.2 and 3.4; or  -----------
     ------------ --- ---

(a) Consent to any assignment by the Borrower of the Obligations except to the extent expressly permitted by Section 6.12.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

1.1 Preservation of Rights . No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.


1                                                ARTICLE GENERAL PROVISIONS

1.1 Survival of Representations . All representations and warranties of the Borrower contained in this Agreement or of the Borrower or any Subsidiary contained in any Loan Document shall survive delivery of the Notes and the making of the Loans herein contemplated.

1.1 Governmental Regulation . Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation. 1.2 1.3 Taxes . Any taxes (excluding taxes on the overall net income of any Lender) or other similar assessments or charges payable or ruled payable by any governmental authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any. 1.4 1.5 Headings . Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents. 1.6 1.7 Entire Agreement . The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof other than the fee letter dated July 15, 1993 in favor of First Chicago, the letter dated February 27, 1996 between the Borrower and First Chicago and the letter dated July 22, 1998 between the Borrower and First Chicago. 1.8 1.9 Several Obligations; Benefits of this Agreement . The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.7, 9.11 and 10.10 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
1.10 (a) Expenses; Indemnification . The Borrower shall reimburse the Agent and the Arranger for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Arranger and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, the Arranger and the Lenders, which attorneys may be employees of the Agent, the Arranger or the Lenders) paid or incurred by the Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Agent, the Arranger and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder. The obligations of the Borrower under this Section shall survive the termination of this Agreement. (b) (c) (b) The Borrower shall indemnify, pay and hold the Agent, the Arranger and each Lender harmless from and against any and all losses, costs (including, without limitation, court costs and attorneys' fees), liabilities, injuries, expenses, claims and damages whatsoever incurred or suffered by or asserted against the Agent, the Arranger or such Lender by reason of any violation of any applicable Environmental Law for which the Borrower or any of its Subsidiaries is liable or which is related to any real estate owned, leased or operated by the Borrower or any of its Subsidiaries, or by reason of the imposition of any governmental lien for the recovery of environmental cleanup or response costs expended by reason of any such violation, or by reason of any breach of any representation, warranty or affirmative or negative covenant of this Agreement, including, without limitation, by reason of any matter disclosed in Schedule 5.20 hereto; provided, that to the extent that the Borrower or any of its Subsidiaries is strictly liable under any such statute, order or regulation, the Borrower's obligation to the Agent, the Arranger and each Lender under this indemnity shall likewise be without regard to fault on the part of the Borrower or any of its Subsidiaries with respect to the violation of law which results in liability to the Agent, the Arranger or any Lender. The provisions of and undertakings and indemnification set out in this Section 9.7 shall survive the termination of this Agreement and the payment and satisfaction of the Obligations, and shall continue to be the liability, obligation and indemnification of the Borrower, binding upon the Borrower. 1.11 Numbers of Documents . All statements, notices, closing documents and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders. 1.12 1.13 Accounting . Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles. 1.14 1.15 Severability of Provisions . Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable. 1.16 1.17 Nonliability of Lenders . The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent, the Arranger nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent, the Arranger nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to the Borrower by the Agent, the Arranger or the Lenders is for the protection of the Agent, the Arranger and the Lenders and neither the Borrower nor any other Person is entitled to rely thereon. The Borrower (a) agrees that neither the Agent, the Arranger nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a judgment of a court that is binding on the Agent, the Arranger or such Lender, final and not subject to review on appeal, that such losses were the result of acts or omissions on the part of the Agent, the Arranger or such Lender, as the case may be, constituting gross negligence, willful misconduct or knowing violations of law, and (b) waives, releases and agrees not to sue upon any claim against the Agent, the Arranger or any Lender (whether sounding in tort, contract or otherwise) except a claim based upon gross negligence, willful misconduct or knowing violations of law. Whether or not such damages are related to a claim that is subject to the waiver effected above and whether or not such waiver is effective, none of the Agent, the Arranger nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the transactions contemplated or the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a judgment of a court that is binding on the Agent, the Arranger or such Lender, as the case may be, final and not subject to review on appeal, that such damages were the result of acts or omissions on the part of the Agent, the Arranger or such Lender, as the case may be, constituting gross negligence, willful misconduct or knowing violations of law. 1.18 1.19 CHOICE OF LAW . THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS, WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS, OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS. 1.20 1.21 CONSENT TO JURISDICTION . THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED
STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS; PROVIDED, THAT SUCH PROCEEDINGS MAY BE BROUGHT IN OTHER COURTS IF JURISDICTION MAY NOT BE OBTAINED IN A COURT IN CHICAGO, ILLINOIS. 1.22 1.23 WAIVER OF JURY TRIAL . THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
1.24 1.25 Disclosure . The Borrower and each Lender hereby (a) acknowledge and agree that First Chicago and/or its Affiliates from time to time may hold other investments in, make other loans to or have other relationships with the Borrower, including, without limitation, in connection with (i) the placement of the 1993 Senior Notes and (ii) any interest rate hedging instruments or agreements or swap transactions, and (b) waive any liability of First Chicago or such Affiliate to the Borrower or any Lender, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of First Chicago or its Affiliates. The Borrower hereby acknowledges and agrees that each Lender and/or its Affiliates from time to time may hold other investments in, make other loans to or have other relationships with the Borrower and waives any liability of such Lender or Affiliate to the Borrower in connection with the transactions contemplated by this Agreement and to the extent arising out of or resulting from such investments, loans, or relationships, other than liabilities arising out of the gross negligence or willful misconduct of such Lender or Affiliate. 1.26 Counterparts . This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action. 1.27 1.28 9.17 Departing Lenders. Upon the effectiveness of this Agreement and the payment to the Departing Lenders of the Obligations due them, (a) the Departing Lenders shall have no further Commitments hereunder and (b) the Departing Lenders shall cease to have any rights or duties as Lenders hereunder; provided however, that the Departing Lenders shall remain entitled to indemnities hereunder which by their terms survive termination of this Agreement. 1.29 1.30

1                                                    ARTICLE THE AGENT

1.1 Appointment . The First National Bank of Chicago is hereby appointed by each of the Lenders as its contractual representative hereunder and under each other Loan Document, and each of the Lenders, subject to the provisions of Section 10.11, irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.

1.1 Powers . The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder, except any action specifically provided by the Loan Documents to be taken by the Agent. 1.2 1.3 General Immunity . Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct. 1.4 1.5 No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder, (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Agent and not waived at closing, or (d) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. 1.6 1.7 Action on Instructions of Lenders . The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action. 1.8 1.9 Employment of Agents and Counsel . The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document. 1.10 1.11 Reliance on Documents; Counsel . The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent. 1.12
1.13 Agent's Reimbursement and Indemnification . The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments
(a) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents (but not including any agent's fees), (b) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement. 1.14 1.15 Rights as a Lender . In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, the Agent shall have the same obligations and responsibilities as any Lender and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender. 1.16
1.17 Lender Credit Decision . Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. 1.18 1.19 Successor Agent . The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, and the Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent's giving notice of resignation, then the retiring Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Such successor Agent shall be a commercial bank having capital and retained earnings of at least $150,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring or removed Agent's resignation or removal hereunder as Agent, the provisions of this
Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. 1.20 1.21 Notice of Default . The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. Subject to the provisions of Section 10.5, the Agent shall take any action of the type specified in this Agreement with respect to such Default or Unmatured Default as shall be reasonably directed by the Required Lenders (or, if so required by Section 8.2, by all Lenders); provided, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Unmatured Default as the Agent shall determine is in the best interests of the Lenders. 1.22 1.23 Delegation to Affiliates . The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be subject to the obligations relating to such duties and shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X. 1.24

1                                             ARTICLE SETOFF; RATABLE PAYMENTS

1.1 Setoff . In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default or Unmatured Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

1.1 Ratable Payments . If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 2.24(a), 3.1, 3.2 or 3.4) in a greater proportion than its pro-rata share of such Loans, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made. If an amount to be setoff is to be applied to Indebtedness of the Borrower to a Lender, other than Indebtedness evidenced by any of the Notes held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by such Notes. 1.2

1                 ARTICLE BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
                     -------------------------------------------------

1.1 Successors and Assigns . The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (a) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents, and (b) any assignment by any Lender must be made in compliance with Section
12.3. Notwithstanding clause (b) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

1.1               Participations .
1.2
                  12.2.1. Permitted Participants; Effect . Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents; provided, that, other than in the case of a sale of a participation by a Lender to an Affiliate thereof, such Lender has first offered to sell such participating interests to the other Lenders for a period of ten
(10) days for an amount equal to the face value thereof plus all amounts owing in connection therewith. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

                  12.2.2. Voting Rights . Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver which effects any of the modifications referenced in clauses (a) through (e) of Section 8.2.

                  12.2.3. Benefit of Setoff . The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents; provided, that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

1.1               Assignments .
1.2
                  12.3.1. Permitted Assignments . Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents; provided, that, other than in the case of an assignment by a Lender to an Affiliate thereof, such Lender has first offered to sell such assignment to the other Lenders for a period of ten (10) days for an amount equal to the face value thereof plus all amounts owing in connection therewith. Such assignment shall be substantially in the form of Exhibit D hereto or in such other form as may be agreed to by the parties thereto. The consent of the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof. Such consent shall not be unreasonably withheld or delayed.

                  12.3.2. Effect; Effective Date . Upon (a) delivery to the Agent of a notice of assignment, substantially in the form attached as Exhibit I to Exhibit D hereto (a "Notice of Assignment"), together with any consents required by Section 12.3.1, and (b) payment of a $3,500 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. On and after the effective date of such assignment, (a) such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and (b) the transferor Lender shall be released with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Agent. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

1.1 Dissemination of Information . The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries. 1.2 1.3 Tax Treatment . If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.24. 1.4

1                                                     ARTICLE NOTICES

1.1 Giving Notice . Except as otherwise permitted by Section 2.8 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing, by facsimile, first class U.S. mail or overnight courier and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with first class postage prepaid, return receipt requested, shall be deemed given three (3) Business Days after deposit in the U.S. mail; any notice, if transmitted by facsimile, shall be deemed given when transmitted; and any notice given by overnight courier shall be deemed given when received by the addressee. Wherever under this Agreement or under any other Loan Document any certificate or other writing is given by any director, officer or employee of the Borrower or any Subsidiary, such certificate or other writing shall be delivered by such director, officer or employee on behalf of the Borrower or such Subsidiary in his or her capacity as a director, officer or employee and not in his or her individual capacity.

1.1 Change of Address . The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.
1.2
1.3
                                            [signature pages to follow]

         IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

                                                        -1-
LITTELFUSE, INC.

By:

Print Name:

Title:

Address: 800 Northwest Highway
                  Des Plaines, Illinois  60016
                  Attn:  Chief Financial Officer

                  Telecopy:  (847) 824-3024
                  Telephone: (847) 824-1188

                                                        -1-
Commitments

$17,500,000                            THE FIRST NATIONAL BANK OF CHICAGO,
                                             Individually and as Agent

                                      By:
                                      Print Name:

                                     Title:
                                      Address: One First National Plaza
                                               Chicago, Illinois  60670
                                               Attn:  Karen F. Kizer

                                               Telecopy:  (312) 732-5161
                                               Telephone: (312) 732-2330

$12,500,000                          BANK OF AMERICA NATIONAL TRUST AND SAVINGS
                                      ASSOCIATION

                                      By:

                                      Print Name:

                                      Title:

                                      Address: 231 South LaSalle Street
                                                6th Floor
                                                Chicago, Illinois 60697
                                                Attn: Jim Duff
                                                Telecopy:   (312) 974-2108
                                                Telephone: (312) 828-5964



$12,500,000                           CREDIT AGRICOLE INDOSUEZ

                                      By:

                                      Print Name:

                                      Title:


                                      By:

                                      Print Name:

                                      Title:

                                      Address: 55 East Monroe
                                                Suite 4700
                                                Chicago, Illinois 60603
                                                Attn: Susan Knight
                                                Telecopy:   (312) 372-2830
                                                Telephone: (312) 917-7446

$12,500,000                           THE NORTHERN TRUST COMPANY

                                      By:

                                     Print Name:

                                     Title:

                                     Address: 50 South LaSalle
                                               Floor B-2
                                               Chicago, Illinois 60675
                                               Attn: Robin Brody
                                               Telecopy:   (312) 444-7028
                                               Telephone: (312) 444-3438







$55,000,000       Aggregate Commitment



                                                 PRICING SCHEDULE


               ============================== --------------------- -------------------- =====================
                     APPLICABLE MARGIN           LEVEL I STATUS       LEVEL II STATUS      LEVEL III STATUS
               ============================== --------------------- -------------------- =====================
                     Eurocurrency Rate               .375%                 .50%                 .625%
               ============================== ===================== ==================== =====================
                       Floating Rate                   0%                   0%                    0%
               ============================== ===================== ==================== =====================

               ============================== ===================== ==================== =====================
                                                 LEVEL I STATUS       LEVEL II STATUS      LEVEL III STATUS
               ============================== ===================== ==================== =====================
               ============================== ===================== ==================== =====================
                 Applicable Commitment Fee           .125%                 .150%                 .20%
                           Rate
               ============================== ===================== ==================== =====================

         For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

         "Financials" means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1(a) or (b).

         "Level I Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Debt Ratio is less than 1.50 to 1.00.

         "Level II Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Debt Ratio is greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00.

         "Level III Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Debt Ratio is greater than or equal to 2.00 to 1.00.

          "Status" means either Level I Status, Level II Status or Level III Status.

         The Applicable Margin and Applicable Commitment Fee Rate shall be determined in accordance with the foregoing table based on the Borrower's Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five (5) Business Days after the Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Agent at the time required pursuant to
Section 6.1, then the Applicable Margin and Applicable Commitment Fee Rate shall be the highest Applicable Margin and Applicable Commitment Fee Rate set forth in the foregoing table until five (5) days after such Financials are so delivered. Until adjusted as provided above after the date hereof, Level I Status shall be deemed to exist.